Exhibit 2.1
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].
EQUITY PURCHASE AGREEMENT
by and between
COMSCORE, INC.,
and
FLIX BUYER INC.
_________________
Dated as of May 27, 2026

    i

Schedules

Schedule I:	Transferred Entities
Schedule 1.1(a):	Transferred Entity Cash
Schedule 1.1(b):	Knowledge of Purchaser
Schedule 1.1(c):	Knowledge of Seller
Schedule 1.1(d):	Permitted Liens
Schedule 1.1(e):	Shared Contracts
Schedule 1.1(f):	Working Capital
Schedule 1.1(g):	Comscore A/R
Schedule 1.1(h):	Excluded A/R
Schedule 2.3(c)(x):	Payoff Letters
Schedule 2.8:	Purchase Price Allocation Methodology
Schedule 6.7:	Terminated Contracts
Schedule 6.9:	Indemnity Agreements
Schedule 6.17:	Seller Group Guarantees
Schedule 7.10:	Non-Resident Employees
Schedule 7.11:	Officers, Directors and Managers
Schedule 9.3:	Specific Indemnity Items
Schedule 9.7:	Matters Involving Third Parties
Schedule 9.11(c):	Indemnification Escrow Release

Exhibits

Exhibit A:	Restructuring Agreement
Exhibit B:	Form of Intellectual Property Cross License Agreement
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Escrow Agreement
Exhibit E:	Form of India Transition Services Agreement

EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of May 27, 2026, is by and between comScore, Inc., a Delaware corporation (“Seller”), and Flix Buyer Inc., a Delaware corporation (“Purchaser”).
RECITALS
WHEREAS, Seller, Rentrak, LLC, an Oregon limited liability company and a wholly-owned Subsidiary of Seller (the “Company”), and certain other Subsidiaries of Seller, are engaged in the Business;
WHEREAS, Seller carried out the Pre-Closing Restructuring (as defined below) in accordance with the Restructuring Agreement (as defined below) prior to the Closing; pursuant to which, among other things, Seller transferred, or caused its applicable Affiliate to transfer, the Transferred Assets and Assumed Liabilities (as defined in the Restructuring Agreement) to the Company or its Subsidiaries;
WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase, all of the rights, title and interest of the Company (the “Interests”) for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
Article I

DEFINITIONS; INTERPRETATION
Section 1.1Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:
“Accounting Principles” shall mean generally accepted accounting principles in the United States, consistently applied (GAAP).
“Action” shall mean any claim, action, suit, charge, demand, examination, hearing, complaint, labor grievance, arbitration, notice, inquiry, dispute, strike, mediation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative, judicial or investigative) commenced, brought, conducted or heard by or before any Governmental Entity or court or similar body or arbitrator.
“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, no equityholder of Seller shall be considered an Affiliate of Seller or the Transferred Entities hereunder; provided, further, that from and after the Closing: (a) none of the Transferred Entities shall be considered an Affiliate of Seller or any of Seller’s Affiliates, (b) neither Seller nor any of Seller’s Affiliates shall be considered an Affiliate of any Transferred Entity, (c) the Transferred Entities shall be considered Affiliates of Purchaser and Purchaser’s Affiliates, and (d) Purchaser and Purchaser’s Affiliates shall be considered Affiliates of the Transferred Entities.
“Ancillary Agreements” shall mean the Escrow Agreement, the Transition Services Agreement, the India Transition Services Agreement, the Intellectual Property Cross License Agreement, the Restructuring Agreement and the other documents or certificates delivered pursuant to this Agreement; provided, that, for the avoidance of doubt, “Ancillary Agreements” shall not include consents, certificates and other documents executed at Purchaser’s request solely in respect of Purchaser’s financing.
“A/R” shall mean all billed accounts receivable of Seller Group relating to the Business including (without limitation) those billed accounts receivables set forth on Schedule 1.1(g), and all US A/R and Non-US A/R (each, as defined in the Restructuring Agreement), except for the accounts listed on Schedule 1.1(h).
“Assumed Liabilities” shall mean all Liabilities assumed by a Transferred Entity pursuant to any Ancillary Agreement.
“Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each other employee compensation or benefits plan, program or arrangement, including any employment agreement, cash incentive, equity incentive, severance, retention bonus, vacation policy, pension or retirement plan, or health and welfare plan, that is a Seller Benefit Plan or a Transferred Entity Benefit Plan, but excluding any Governmental Plan.
“Business” shall mean the box office measurement, reporting and analytics business (including (a) Forecast, PostTrak and Showtime Analytics, which are products owned by third parties but provided through the Business, and (b) Comscore Movies and Swift) and the Hollywood Software business (including Theatrical Distribution System (TDS), Exhibitor Management System (EMS), Cinema Auditorium Control Engine (Cinema ACE), Theatre Command Center (TCC) and Enterprise Web)) historically operated by Seller and its Affiliates (and, following the Pre-Closing Restructuring, as operated by the Company and the other Transferred Entities); provided that, for the avoidance of doubt, the Business includes such business with respect to the Assumed Liabilities and the Transferred Assets (each as defined in the Restructuring Agreement).
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or the City of San Francisco, California are required or authorized by Law to be closed.
“Business Intellectual Property” shall mean all Intellectual Property, other than Patents, that are owned or purported to be owned by any one or more of the Transferred Entities. For the sake of clarity, “Business Intellectual Property” shall not include the Seller Names.

“Business Material Adverse Effect” shall mean any event, change, condition, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided that no such event, change, condition, development or effect resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities operate, including competition in any geographic or product areas, (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, or credit markets, or in respect of or as a result of any political elections), (c) any national or international political event or occurrence, including any act of civil unrest, protests, curfews, war or terrorism, (d) any natural or manmade disasters or other acts of God, (e) epidemics, pandemics, or contagious disease outbreaks or other public health emergencies, (f) the failure of the financial or operating performance of the Business to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”; provided, further, that this clause (f) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets), (g) any action taken at the written direction of Purchaser (including those actions taken which are expressly required by this Agreement), (h) the execution, announcement or pendency of this Agreement or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the identity of Purchaser or any of its Affiliates), or (i) changes in Laws or GAAP, or authoritative interpretations thereof, and (j) the announcement or entry into this Agreement with regard to Section 4.3 of this Agreement, except, in the case of the foregoing clauses (a), (b), (c), (d), (e), and (i), to the extent that the Business, taken as a whole, is disproportionately and adversely affected thereby relative to other similarly situated Persons operating in the industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).
“Business Software” shall mean all Software owned or purported to be owned by Seller or any of its Affiliates that is included as part of, incorporated in, or embodied in any of the Products or is otherwise used in or held for use in the operation of the Business.
“Calculation Time” shall mean 11:59 p.m. (local time) in each applicable jurisdiction on the day immediately prior to the Closing Date.
“Cash” shall mean, as of any time of determination, the aggregate amount of all cash, cash equivalents that are convertible into cash within thirty (30) days following such time of determination, and marketable securities of the Transferred Entities, calculated in accordance with the Accounting Principles (except as otherwise set forth in this Agreement). Notwithstanding anything herein to the contrary, “Cash” shall be: (a) reduced by any cash or cash equivalents that are not freely usable or transferable by reason of any restriction, limitation, cost or Tax imposed on the use, distribution or transfer thereof by applicable Law, Contract or otherwise, including as a result of restrictions on dividends or repatriation or by virtue of being held on deposit with any third party, but solely to the extent that cash is not freely usable or transferable, (b) reduced by any issued but uncleared checks or wire transfers, but only to the extent a corresponding payable has not been included for purposes of measuring Working Capital, and (c) increased by any deposits of cash in transit, but only to the extent a corresponding receivable has not been included for purposes of measuring Working Capital, in each case, as of such time of determination. Notwithstanding anything herein to the contrary, with respect to each of the Transferred Entities organized outside the United States (each, a “Foreign Entity” and collectively, the “Foreign Entities”), after giving effect to the adjustments set forth in clauses (b) and (c) above, if the amount of Cash of such Foreign Entity as of such time of determination is less than the amount set forth opposite such Foreign Entity under the heading “Minimum Cash Balance” on Schedule 1.1(a) of this Agreement, Cash shall be reduced, on a dollar-for-dollar basis, by the amount of such shortfall, and if the amount of Cash of such Foreign Entity as of such time of determination exceeds the amount set forth opposite such Foreign Entity under the heading “Minimum Cash Balance” on Schedule 1.1(a) of this Agreement but is equal to or less than the amount set forth opposite such Foreign Entity under the heading “Cash Cap” on Schedule 1.1(a) of this Agreement, the amount of such excess over the applicable Minimum Cash Balance shall be included in the calculation of Cash with respect to such Foreign Entity, reduced by clause (a) above, and if the amount of Cash of such Foreign Entity as of such time of determination exceeds the amount set forth opposite such Foreign Entity under the heading “Cash Cap” on Schedule 1.1(a) of this Agreement, only an amount equal to such “Cash Cap” amount (as adjusted for the repatriation discount described in the immediately preceding clause) shall be included in the calculation of Cash with respect to such Foreign Entity, and the amount of such excess over the applicable Cash Cap shall constitute restricted cash and shall be disregarded for all purposes of this Agreement, including the determination of the Purchase Price and any adjustment thereto. For the avoidance of doubt, any cash or cash equivalents of a Foreign Entity that are taken into account for the calculation of the applicable Minimum Cash Balance and are equal to or less than such Minimum Cash Balance shall not be reduced pursuant to clause (a) above. With respect to each of the Transferred Entities organized within the United States, Cash shall not be more than the amount set forth opposite such Transferred Entity under the heading “Cash Cap” on Schedule 1.1(a) of this Agreement, nor less than the amount set forth opposite such Transferred Entity under the heading “Minimum Cash Balance” on Schedule 1.1(a) of this Agreement, in each case, after giving effect to the adjustments set forth in clauses (a) through (c) above.
“Closing A/R Amount” shall mean the amount of A/R as of the Calculation Time.
“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time.
“Closing Escrow Funds” means $1,500,000.00.
“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of the Calculation Time.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid and payable by a Transferred Entity as of the Calculation Time.
“Closing Transferred Intercompany Accounts Repatriation Taxes” means the Taxes associated with the distribution of any proceeds received by Rentrak France EURL in connection with the repayment of the Transferred Intercompany Accounts by the Company and associated advisory fees.
“Closing Working Capital” shall mean the amount of Working Capital as of the Calculation Time.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Company Consolidated Group” shall mean any Consolidated Group comprised solely of Transferred Entities.
“Confidentiality Agreement” shall mean the confidentiality agreement by and between Advaya Capital LLC and Seller, dated November 2, 2025.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under U.S. state or local Law or non-U.S. Law.
“Contract” shall mean any binding contract, agreement, lease, license, commitment or other agreement, arrangement, understanding or obligation, including any amendment, supplement, exhibit, schedule or addendum thereto, in each case, whether written or oral, other than any Permit or Benefit Plan.
“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).
“Covered Domain Pages” means movies.comscore.com and swift.comscore.com.
“Data Protection Law” shall mean applicable Laws relating to the protection or Processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction, including the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.
“EOR India” shall mean [***] or such other person or entity as may be specified by Purchaser.
“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, share premium, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, subscription, purchase right, conversion right, exchange right or other contractual right or obligation (including any debt security) which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity or profits of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock or other similar rights, restricted stock or profits interests).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with any Transferred Entity would be treated as a “single employer” within the meaning of Section 4001(b)(l) of ERISA or Section 414 of the Code.
“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means [***], in its capacity as escrow agent under the Escrow Agreement, or such other Person acting in such capacity that is agreed to in writing by both Purchaser and Seller.
“Escrow Agreement” means the Escrow Agreement by and among Purchaser, Seller and the Escrow Agent, in substantially the form of Exhibit D hereto.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Former Business Employee” means each former employee of Seller or any of its Affiliates who, at the time prior to his or her termination of employment, had job duties primarily relating to the Business.
“Fraud” shall mean common law fraud under Delaware law based solely on the representations, warranties and covenants expressly set forth in this Agreement and the Ancillary Agreements, provided that Fraud does not include any fraud based on implied or imputed knowledge, constructive knowledge, negligent misrepresentation, recklessness, equitable fraud or any similar theory.
“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time, consistently applied.
“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, authority, board, bureau, agency or instrumentality, or any regulatory, administrative, executive, legislative, police, or taxing department, agency or other political or other subdivision, department or branch of any of the foregoing, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity or required to be maintained by Seller or any of its respective Affiliates under applicable Law, including any to which: (a) Seller or any of its Subsidiaries is obligated to contribute with respect to any Business Employee or Former Business Employee, or (b) any Transferred Entity is obligated to contribute.
“Income Tax” shall mean any (a) Tax based on, measured by, or calculated with respect to (i) income, earnings, receipts, profits, gains, whether gross or net (excluding any ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), or (ii) Tax based on, measured by, or calculated with respect to multiple bases (including but not limited to, franchise, doing business or occupation Taxes or similar Taxes (including UK corporation Taxes)) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, and (b) withholding Tax measured with reference to or as a substitute for any Tax described in clause (a) above.
“Indebtedness” shall mean, without duplication, as of any particular time, the unpaid principal amount of, accrued and unpaid interest, and other related expenses, payment obligations and Liabilities (including any cancellation or prepayment fees, prepayment premiums or penalties, breakage costs, make-whole amounts, fees, reimbursements, indemnities or other amounts payable) of any Transferred Entity, with respect to: (a) indebtedness for borrowed money, (b) Liabilities or other obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, or that are secured by any Lien on any property or asset of any Transferred Entity (other than Permitted Liens), (c) the Unpaid Income Tax Amount, (d) any obligations under leases classified as finance leases (and not operating leases) that are required to be capitalized in accordance with GAAP, (e) all obligations issued or assumed as the deferred purchase price of property, assets, business or services, including seller notes, earn-outs, contingent consideration, revenue sharing arrangements, holdbacks or similar contingent payment obligations, (f) any obligations with respect to any hedging, swap or similar agreements or arrangements measured as the amount that would be payable by a Transferred Entity upon termination on the Closing Date, (g) any deferred revenue or customer deposits for work not yet performed, including the cost of service for deferred revenue to the extent cash has been collected with respect thereto, and any revenue share obligations that constitute aged or unreported balances in accordance with the Company's revenue recognition policies, (h) for any Business Employee or Former Business Employee of any Transferred Entity, any accrued but unpaid employee bonus under any bonus plan, Benefit Plan, Contract or otherwise, and any other accrued or deferred compensation, including bonuses and commissions, and any retention bonuses or similar payments, in each case, together with the employer portion of any employment, payroll or social security Taxes or Benefit Plan payments payable with respect thereto, provided, that Liabilities with respect to retention bonuses shall be borne 50% by Seller (which share shall be included in Indebtedness and not in Transaction Expenses) and 50% by Purchaser (which share shall not be included in Indebtedness or in Transaction Expenses), (i) any

severance or related payment to the extent such severance or other payment is due or becomes payable at or prior to the Closing, together with the employer portion of any employment, payroll or social security Taxes payable with respect thereto, (j) fifty percent (50%) of all earned but unpaid PTO, vacation, all accrued but unused vacation time, paid time off and other time-off benefits accrued by employees of any Transferred Entity under a Benefit Plan as of immediately prior to the Closing Date, in each case, together with the employer portion of any employment, payroll or social security Taxes or Benefit Plan payments payable with respect thereto, (k) any declared but unpaid dividends or distributions, or amounts owed to Seller or its Affiliates, including any unsettled intercompany obligations that require a future outlay of cash, but excluding (i) the Transferred Intercompany Accounts and (ii) the contracts listed on Schedule 6.7, (l) any accrued profit sharing amounts and any unfunded or unfulfilled benefits, including unpaid retirement benefits accrued by employees of any Transferred Entity under a Benefit Plan as of immediately prior to the Closing Date, (m) any letters of credit, surety bonds, performance bonds, bank guarantees, bankers’ acceptances or similar obligations, in each case solely to the extent funds have been drawn and are payable thereunder, (n) guarantees, directly or indirectly, in any manner, of the obligations described in clauses (a) through (m) above of any other Person, and (o) all obligations described in clauses (a) through (n) above of any other Person secured by any Lien on any property or asset of any Transferred Entity (other than Permitted Liens); provided, that for the avoidance of doubt, clauses (h), (i), (j) and (l) shall not apply with respect to any India Business Employee.
“Independent Accounting Firm” means [***] or, if such firm is unwilling or unable to fulfill such role: (a) another firm of independent accountants in the United States of national reputation mutually acceptable to Seller and Purchaser, or (b) if Seller and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one firm of independent accountants in the United States of national reputation and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm; provided that, once the Independent Accounting Firm has been determined in accordance with this definition, such firm shall remain the Independent Accounting Firm for all purposes under this Agreement unless (i) such firm becomes unwilling or unable to fulfill such role or (ii) such firm becomes unacceptable to both Seller and Purchaser.
“India Gratuity Liability” means the aggregate liability for gratuity for all India Business Employees as of the Calculation Time, as mutually agreed by Seller and Purchaser in writing based on the actuarial valuation report prepared by Seller’s actuarial valuer as of the Indian Seller Entity’s fiscal year end of March 31, 2026, which report shall be prepared in accordance with IND AS 15.
“India Personnel Transition Costs” means all costs and Liabilities towards statutory leave encashment, statutory notice or retrenchment benefit (including contributions to the worker’s reskilling fund) as may be applicable to the concerned India Business Employee, India Gratuity Liability, and all other costs and Liabilities arising and accruing to Seller or any of its Affiliates (including, for the avoidance of doubt, the Indian Seller Entity) from the termination of employment of the India Business Employees who are parties to a Tri-Partite Agreement, other than any costs and Liabilities that constitute Excluded India Personnel Transition Costs.
“India Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit E hereto.
“Indian Seller Entity” means Comscore Technologies India Private Limited.
“Intellectual Property” shall mean any and all statutory and/or common law rights and interests throughout the world in, arising out of, or associated with the following: (a) patents and patent applications or similar rights in inventions (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, logos, corporate names and other indicators of the commercial source or origin of a product or service, and general intangibles of a like nature, and registrations and applications for registration thereof, along with the goodwill related to the foregoing (“Marks”), (c) World Wide Web addresses and domain names and social media accounts and applications and registrations therefor (“Internet Properties”), (d) copyrights, copyrightable works, database and design rights, “moral” rights and registrations and applications for registration thereof, and any equivalent rights in works of authorship (“Copyrights”), (e) trade secrets and other rights in “know-how”, confidential information and other non-public or proprietary information that derive independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”), (f) all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, re-examinations and reversions for any of the foregoing, (g) intellectual property rights arising from Software and technology, and (h) any and all similar, corresponding or equivalent intellectual or proprietary rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.
“Intellectual Property Cross License Agreement” shall mean the Intellectual Property Cross License Agreement to be entered into at the Closing, substantially in the form of Exhibit B hereto.
“IRS” shall mean the U.S. Internal Revenue Service.
“IT Assets” shall mean all information technology and computer systems owned by any of the Transferred Entities.
“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Schedule 1.1(b) of this Agreement, after reasonable inquiry of direct reports.
“Knowledge of Seller” shall mean the actual knowledge of the Persons listed on Schedule 1.1(c) of this Agreement, after reasonable inquiry of direct reports.
“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, judgment, decree, ordinance, rule, Order or other pronouncement having the effect of law of any Governmental Entity.

“Liability” shall mean all indebtedness, duties, guarantees, obligations, losses, damages and other liabilities of any Person, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, executory, determined or determinable, due or to become due, liquidated or unliquidated, including any fines, penalties, losses, costs, Taxes, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements, and regardless of whether any of the foregoing indebtedness, duties, guarantees, obligations or other liabilities would be required to be reflected on, reserved against, disclosed in or otherwise specifically identified in a balance sheet or the notes thereto prepared in accordance with GAAP.
“Liens” shall mean all liens, pledges, licenses, mortgages, collateral assignments, charges, security interests, claims, judgments, deeds of trust, hypothecations, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), voting trusts, voting agreements, rights of first refusal or offer, or other similar encumbrances of any kind that secure the payment or performance of any obligation.
“Loss” shall mean, with respect to any Person, Liabilities, deficiencies, interest or other losses or expenses incurred by such Person, including reasonable attorneys’, accountants’ and other experts’ fees and costs of defense and investigation, in each case solely to the extent actually incurred or paid by, or on behalf of, such Person.
“Non-US Benefit Plan” means each Benefit Plan that primarily covers Business Employees based outside of the United States or is subject to any Law other than United States federal, state or local law.
“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution models, including Software licensed pursuant to: (a) the GNU General Public License, the GNU Lesser (or Library) General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, Llama Community License, OpenRAIL License, the Eclipse Public License, any Creative Commons “sharealike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, or (b) any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.
“Order” shall mean any order, judgment, writ, injunction, stipulation, ruling, settlement, award, decree or executive order of or by a Governmental Entity.
“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice.
“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, certificate of formation, articles of organization, bylaws, partnership agreement,

limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.
“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents, certificates, variances, Orders issued by, filings with, and similar rights obtained from, any Governmental Entity.
“Permitted Liens” shall mean: (a) landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings, provided that, in the case of any such contest, adequate reserves with respect thereto are maintained on the books of the applicable Transferred Entity in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) defects or imperfections of title or other Liens that do not, individually or in the aggregate, materially interfere with the current use or occupancy of the affected asset or the operation of the Business, (d) leases, subleases and similar agreements with respect to the Business Leased Real Property, (e) easements, covenants, rights-of-way, restrictions of record and other similar matters affecting real property that do not, individually or in the aggregate, materially interfere with the current use or occupancy of such real property or the operation of the Business, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity and are not violated by, or do not materially impair, the current use or occupancy of such real property or the operation of the Business, (g) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (h) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any Business Leased Real Property and do not, individually or in the aggregate, materially interfere with the current use or occupancy of such Business Leased Real Property or the operation of the Business, (i) non-exclusive licenses of Intellectual Property granted to customers, vendors or suppliers in the Ordinary Course of Business, (j) Liens granted to any lender or agent thereof at the Closing in connection with the Purchaser’s financing, (k) Liens securing any Closing Indebtedness Amount that will be paid in full pursuant to a Payoff Letter that will be discharged on or prior to the Closing, and (l) any purchase money security interests, equipment leases or similar financing arrangements set forth on Schedule 1.1(d).
“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.
“Personal Data” shall mean any information in any form that identifies, or could be used to identify, a natural person, and all information that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or any similar term under any applicable Data Protection Law.

“Pre-Closing Restructuring” shall mean all actions and steps as contemplated in the Restructuring Agreement.
“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Privacy Requirements” shall mean all: (a) applicable Data Protection Laws, (b) all of the externally-facing policies and notices of the Business, and (c) the contractual obligations of Seller and its Affiliates (including the Transferred Entities) in connection with the Business (in the case of (b) and (c)) relating to the Processing of any Personal Data.
“Processing” shall mean any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).
“Products” shall mean all current products, services and Software Related to the Business researched, developed, marketed, commercialized, distributed and/or sold by Seller or any of its Affiliates and, solely to the extent sold or otherwise commercialized by Seller or any of its Affiliates, all former products Related to the Business.
“Purchaser Fundamental Representations” shall mean Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.3(b)(i) (No Conflicts) and Section 5.5 (Broker’s Fee).
“Purchaser Indemnitees” shall mean, collectively, Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives.
“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Purchaser to consummate the Sale in accordance with the terms of this Agreement.
“Related to the Business” means: (a) used primarily in, held primarily for use in, or otherwise primarily related to the operation or conduct of the Business or any Transferred Entity, or (b) arising primarily from, resulting primarily from, or primarily attributable to, directly or indirectly, the operation, conduct, ownership, assets, Liabilities, or activities of the Business or any Transferred Entity.
“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.
“Restructuring Agreement” shall mean the Restructuring Agreement entered into in connection with the Pre-Closing Restructuring, a copy of which is attached as Exhibit A.

“Retained Businesses” shall mean the businesses of the Seller Group and its Affiliates (other than the Business).
“Sanctioned Jurisdiction” means a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic region of Ukraine, the so-called Luhansk People’s Republic region of Ukraine, and the Crimea region of Ukraine).
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Benefit Plan” shall mean any Benefit Plan: (a) that is sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries, or (b) to which Seller or any of its Subsidiaries is a party, in each case, for the benefit of any Business Employee or Former Business Employee and that is not a Transferred Entity Benefit Plan.
“Seller Consolidated Group” shall mean any Consolidated Group of which each of: (a) any Transferred Entity, and (b) Seller or an Affiliate of Seller (other than a Transferred Entity) is or was a member on or prior to the Closing Date.
“Seller Consolidated Group Taxes” shall mean any Taxes of any Seller Consolidated Group (excluding Taxes solely of any Transferred Entity (and not any other Entity) in respect of any Seller Consolidated Group in which any Transferred Entity is the parent of such Seller Consolidated Group), including without limitation, any Taxes imposed on a Transferred Entity pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision under U.S. state or local Law or non-U.S. Law) by reason of such Transferred Entity being a member of a Seller Consolidated Group for any Pre-Closing Tax Period.
“Seller Consolidated Return” shall mean any Tax Return of a Seller Consolidated Group.
“Seller Group” shall mean Seller and its Subsidiaries (other than any Transferred Entity).
“Seller Fundamental Representations” shall mean Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(b)(i) (No Conflicts), Section 3.4 (Ownership; Title), Section 3.6 (Brokerage), Section 4.1 (Organization of the Transferred Entities), Section 4.2 (Capitalization of the Transferred Entities), Section 4.3(a)(i), (Authorization; No Breach) and Section 4.21(Brokers’ Fees).
“Seller Indemnitees” shall mean, collectively, Seller and its Affiliates and its and their respective Representatives.
“Seller Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent the ability of Seller to consummate the Sale in accordance with the terms of this Agreement.

“Separate Company Income Tax” means, without duplication, any Income Tax that is payable by a Transferred Entity on a standalone basis or with respect to a Company Consolidated Group, excluding any Income Tax payable with respect to any Seller Consolidated Return.
“Separate Company Income Tax Return” shall mean any Tax Return relating to Separate Company Income Taxes (excluding any Seller Consolidated Return).
“Shared Contract” shall mean any Contract set forth on Schedule 1.1(e) of this Agreement.
“Shared Customer Contract” shall mean any Shared Contract pursuant to which the products and services of the Business are being provided to a customer of the Business.
“Software” shall mean any and all: (a) software and computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) documentation and other materials related to any of the foregoing, including user manuals and training materials.
“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which: (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person (or a Subsidiary thereof) is a general partner or managing member.
“Target Working Capital” shall mean [***].
“Tax” shall mean (a) any U.S. federal, state, local or non-U.S. tax, assessment, fee, levy, or other charge in the nature of a tax, including income, gross receipts, franchise, estimated, alternative or add-on minimum, sales, use, transfer, value added, excise, severance, stamp, windfall profits, environmental, customs, duties, franchise, withholding, profits, property, real property, personal property, capital stock, payroll, employment, escheat or unclaimed property obligations, social security, unemployment or other tax and any interest, penalties or additions to tax in respect of the foregoing, or (b) any liability in respect of any items described in clause (a) above payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.
“Tax Return” shall mean any return, declaration, report, estimate, election, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto and any amendment thereof.

“Transaction Expenses” shall mean, without duplication, to the extent not paid prior to the Closing, the amount of: (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Transferred Entities prior to Closing in connection with this Agreement, the Ancillary Documents and the transactions contemplated herein and therein, (b) all transaction, change of control, or similar bonuses or payments due to any current or former employee, officer, manager, individual service provider or consultant of the Transferred Entities as a result of the consummation of the transactions contemplated by this Agreement; provided, however, any amounts payable (i) based on continued service following the Closing or upon a termination of employment or service that occurs following the Closing or (ii) as a result of any action taken or initiated, directly or indirectly, by Purchaser or any of its Affiliates after the Closing shall not be a Transaction Expense hereunder, (c) the employer portion of any payroll or similar Taxes (including any Tax gross-up) payable with respect to the foregoing, (d) out-of-pocket fees, costs and expenses incurred or otherwise payable by any Transferred Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement; provided that if Seller pays or agrees to pay and be responsible for any fee, cost or expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such fee, cost or expense shall not be a Transaction Expense hereunder; provided, further, that Transaction Expenses shall not include any fees or payments borne by Purchaser pursuant to this Agreement or pursuant to the financing arrangements negotiated by Purchaser in connection with the transactions contemplated herein, including any portion of such financing related fees or payments that are actually paid by the Transferred Entities on behalf of Purchaser, and (e) all costs payable at inception (including premium, underwriting costs and brokerage commissions) in connection with the R&W Insurance Policy.
“Transaction Tax Deductions” shall mean, without duplication, any Tax deductions, losses, credits or similar items that are deductible by a Transferred Entity for Separate Company Income Tax purposes resulting from or attributable to (a) Transaction Expenses or (b) fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and unamortized or deferred financing fees, costs or expenses) incurred in connection with the transactions contemplated by this Agreement (including as a result of the payment of Transaction Expenses or Indebtedness made by (or on behalf of) any Transferred Entity), in each case that are economically borne by Seller; provided, however, the parties hereto agree that for purposes of this Agreement, seventy percent (70%) of any foregoing “success-based fees” (within the meaning of Treasury Regulations Section 1.263(a)-5(f)), if any, shall be treated as deductible (and shall give rise to Transaction Tax Deductions) pursuant to the safe harbor contained in IRS Revenue Procedure 2011-29.
“Transferred Entity” shall mean the entities set forth on Schedule I hereto.
“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing: (a) is sponsored or maintained by one or more Transferred Entities, or (b) is contributed to solely by one or more Transferred Entities.

“Transferred Entity Employee” shall mean each employee of a Transferred Entity as of immediately prior to the Closing.
“Transferred Intercompany Accounts” means that certain intercompany payable of Seller due to Rentrak France EURL related to transfer pricing charges and trade payables and receivables with a net balance of [***], which has been assigned to and assumed by the Company pursuant to the Restructuring Agreement.
“Transition Date” means December 31, 2026.
“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit C hereto.
“United States” shall mean the United States of America, including any State thereof and the District of Columbia.
“Unpaid Income Tax Amount” shall mean an amount (determined on a jurisdiction-by-jurisdiction basis, provided that such amount may not be less than zero in respect of any Tax in any jurisdiction for any entity) equal to the aggregate unpaid Separate Company Income Taxes of the Transferred Entities with respect to any Pre-Closing Tax Period beginning after December 31, 2024 and for which a final Tax Return has not been filed as of the date hereof ); provided that the calculation of Unpaid Income Tax Amount shall (a) be prepared by including any applicable Transaction Tax Deductions in accordance with Section 8.3, prepayments of Separate Company Income Taxes of the Transferred Entities made prior to Closing for such Taxable periods, and pre-Closing net operating, net operating loss carryforward, capital loss or, capital loss carryforward, in each case to the extent they actually reduce (but not below zero) such unpaid Separate Company Income Taxes for a Pre-Closing Tax Period (including the portion of any Straddle Period that ends on the Closing Date), (b) except as otherwise required by applicable Law or contemplated by this definition, be prepared in accordance with the past practice (including reporting positions, elections and accounting methods) of the Transferred Entities in preparing Separate Company Income Tax Returns, (c) exclude (i) any deferred Income Tax liabilities and assets and (ii) any Tax liabilities arising from any action, event, or transaction taken solely at the direction of Purchaser or any of its Affiliates (including, after the Closing, any Transferred Entity), (d) take into account estimated (or other prepaid) Separate Company Income Tax payments with respect to any such Pre-Closing Tax Period (including the portion of any Straddle Period that ends on the Closing Date) to the extent they actually reduce (but not below zero) such unpaid Separate Company Income Taxes for such taxable periods (including the portion of any Straddle Period that ends on the Closing Date) under appliable Law, (d) be determined in accordance with Section 8.7 (with respect to any Straddle Period) and Section 8.3 and (f) be determined by including solely those jurisdictions in which the Transferred Entities filed Tax Returns for Separate Company Income Taxes for the Taxable period ending December 31, 2024 or commenced activities in 2025 or 2026 requiring the filing of a Tax Return for Separate Company Income Taxes.
“US Benefit Plan” means each Benefit Plan that is not a Non-US Benefit Plan.

“Working Capital” shall mean, without duplication: (a) the aggregate value of all current assets of the Transferred Entities (other than Cash, prepaid Transaction Expenses and current or deferred Income Tax assets) that are included in the line item categories of current assets specifically identified in Schedule 1.1(f) of this Agreement, in each case as of the Calculation Time, minus (b) the aggregate value of all current liabilities of the Transferred Entities (other than the current portions of Indebtedness, all Transaction Expenses, all deferred Tax assets and liabilities and all Income Tax assets and liabilities) that are included in the line item categories of current Liabilities specifically identified in Schedule 1.1(f) of this Agreement, in each case as of the Calculation Time, and, in each case, determined on a consolidated basis without duplication in accordance with the Accounting Principles, including with respect to the included accounts, level of reserves or level of accruals.
Section 1.2Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
ACA	Section 4.9(h)
Agreement	Preamble
Anticorruption Laws	Section 4.7(b)
Anti-Money Laundering Laws	Section 4.7(b)
Business Employees	Section 4.10(a)
Business Financial Statements	Section 4.4(a)
Business Leased Real Property	Section 4.15(a)
Business Material Contract	Section 4.8(a)
Closing	Section 2.1
Closing Date	Section 2.3(a)
Closing Purchase Price	Section 2.4(a)
COBRA	Section 4.9(e)
COBRA Participants	Section 7.7
Company	Recitals
Confidential Business Information	Section 6.2(a)
Contaminants	Section 4.16(h)
Continuation Coverage	Section 7.7
Copyrights	Section 1.1
D&O Indemnified Person	Section 6.9(a)
D&O Policy	Section 6.9(c)
Data Room	Section 10.1(b)
Designated Parties	Section 4.7(c)
e-mail	Section 10.7
Enforceability Exceptions	Section 3.2
EOR Establishment Notice	Section 7.1(a)
Estimated Closing Statement	Section 2.4

Term	Section / Article
Excluded India Personnel Transition Costs	Section 7.1(c)
Export Control Laws	Section 4.7(d)
Final	Section 8.5
Final Allocation	Section 2.8
Final Closing Statement	Section 2.6(c)
Final Purchase Price	Section 2.7
Foreign Entity	Section 1.1
Hollywood Software	Section 2.3(c)(i)
Indemnification Escrow Account	Section 9.11(a)
Indemnification Escrow Amount	Section 9.11(a)
Indemnified Party	Section 9.6
Indemnifying Party	Section 9.6
Indemnity Agreement	Section 6.9(a)
India Business Employees	Section 7.1
India Employee Census	Section 1.1
Initial Closing Statement	Section 2.5(a)
Insurance Policies	Section 4.13
Intended Tax Treatment	Section 8.6
Interests	Recitals
Internet Properties	Section 1.1
Invention Assignment Agreements	Section 4.16(e)
Latest Balance Sheet Date	Section 4.4
Marks	Section 1.1
Multiemployer Plan	Section 4.9(b)
Non-Resident Employees	Section 7.10
Notice of Disagreement	Section 2.6(c)
Patents	Section 1.1
Payment Statement	Section 2.4
Payoff Letters	Section 2.3(c)(x)
Post-Closing Adjustment	Section 2.7
Pre-Closing Tax Refunds	Section 8.5
Purchase Price	Section 2.2
Purchase Price Allocation	Section 2.8
Purchase Price Allocation Methodology	Section 2.8
Purchaser	Preamble
Purchaser DC Plan	Section 7.5
Qualified Benefit Plan	Section 4.9(a)
R&W Costs Cap	Section 6.18
R&W Insurance Policy	Section 6.18
R&W Insurer	Section 6.18

Term	Section / Article
Restricted Person	Section 6.19(a)
Restriction Period	Section 6.19(a)
Resolution Period	Section 2.6(b)
Right Pocket	Section 6.12
Sale	Section 2.1
Sanctions	Section 4.7(c)
Seller	Preamble
Seller Allocation Notice	Section 8.5
Seller DC Plan	Section 7.5
Seller Disclosure Schedule	Article III
Seller Group Benefit Plans	Section 4.8(b)
Seller Group Guarantees	Section 6.17
Seller Group’s Counsel	Section 10.12
Seller Names	Section 6.13(a)
Seller Related Parties	Section 6.18
Seller Releasees	Section 6.16(a)
Solvent	Section 5.8
Specific Indemnity Items	Section 9.3
Third Party Claim	Section 9.7(a)
Top Customer	Section 4.22(a)
Top Vendor	Section 4.22(b)
Trade Secrets	Section 1.1
Transfer Taxes	Section 8.4
Transferred Marks	Section 6.14(a)
Transferred Releasees	Section 6.16(b)
Tri-Partite Agreement	Section 7.1(a)
WARN Act	Section 7.8
Wrong Pocket Asset	Section 6.12
Wrong Pocket Liability	Section 6.12
Article II

SALE AND PURCHASE
Section 2.1Sale and Purchase of Interests. Upon the terms set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Interests, free and clear of all Liens, other than any restrictions on transfer arising pursuant to U.S. federal securities Law or applicable U.S. state securities Law or any Liens imposed or created by Purchaser or any of its Affiliates (the “Sale”).

Section 2.2Purchase Price. In consideration for the Interests, Purchaser shall pay to Seller an aggregate amount of cash equal to: (i) $70,000,000, plus (ii) the amount (if any) by which Closing Working Capital is greater than the Target Working Capital, plus (iii) the Closing Cash Amount, minus (iv) the amount (if any) by which Closing Working Capital is less than the Target Working Capital, minus (v) the Closing Indebtedness Amount, minus (vi) the Closing Transaction Expense Amount, minus (vii) the Closing A/R Amount, minus (viii) the Closing Transferred Intercompany Accounts Repatriation Taxes (the aggregate amount determined pursuant to this Section 2.2, the “Purchase Price”).
Section 2.3Closing.
(a)The Closing shall take place via electronic exchange of signatures at 07:00 a.m. Central Prevailing Time on the date hereof (“Closing Date”).
(b)Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(i)Purchaser will pay, or cause to be paid, such amount necessary to pay in full, by wire transfer of immediately available funds, on behalf of the Transferred Entities, any portion of the Closing Indebtedness Amount that is payable to third parties pursuant to a Payoff Letter delivered to Purchaser in accordance with Section 2.3(c)(x), if any, all of which Closing Indebtedness Amount shall be set forth on, and all of which shall be paid in accordance with, the Payment Statement;
(ii)Purchaser will pay, or cause to be paid, such amount necessary to pay in full, by wire transfer of immediately available funds, the Closing Transaction Expense Amount set forth on, and in accordance with, the Payment Statement (and for the avoidance of doubt, any Transaction Expenses not included in the Payment Statement to be paid off at the Closing shall be paid by Purchaser or its Affiliates (including the Transferred Entities) after Closing);
(iii)Purchaser shall deliver the Closing Escrow Funds to the Escrow Agent for deposit into the Escrow Account;
(iv)Purchaser shall deliver the Indemnification Escrow Amount to the Escrow Agent for deposit into the Indemnification Escrow Account;
(v)Purchaser will pay, or cause to be paid, by wire transfer of immediately available funds to Seller’s account set forth on the Payment Statement, the aggregate amount equal to the Closing Purchase Price minus the sum of (i) the Closing Escrow Funds and (ii) the Indemnification Escrow Amount; and
(vi)Purchaser and Seller shall make such other deliveries as are required by Section 2.3(c) and Section 2.3(d), as applicable.

(c)At or prior to the Closing, in addition to such other actions as may be provided for herein, Seller shall deliver, or cause to be delivered, to Purchaser:
(i)a certificate of good standing for each of the Company and Hollywood Software, Inc. (“Hollywood Software”), dated as of a recent date prior to the Closing Date, certifying that the Company and Hollywood Software, Inc. are in good standing in their respective jurisdiction of incorporation;
(ii)an IRS Form W-9, duly executed by Seller;
(iii)the Escrow Agreement, duly executed by Seller;
(iv)the Restructuring Agreement, duly executed by all parties thereof;
(v)the Transition Services Agreement, duly executed by Seller and applicable Seller Group entities;
(vi)the Intellectual Property Cross License Agreement, duly executed by Seller;
(vii)the Payment Statement;
(viii)resignations, effective at and subject to the Closing, of the directors, managers and officers of the Company, Hollywood Software, Rentrak Latin American Stockholder LLC and Rentrak Germany GmbH;
(ix)final invoices, dated on or about the Closing Date and in form and substance reasonably satisfactory to Purchaser, from each Person that will receive a payment as a Transaction Expense;
(x)customary payoff letters substantially in the form attached as Schedule 2.3(c)(x) from the holders of Closing Indebtedness Amount identified on Schedule 2.3(c)(x) (the “Payoff Letters”), specifying that, upon receipt of the applicable Payoff Amount, such Indebtedness shall be discharged and satisfied in full, the documentation for such Indebtedness shall be automatically terminated and any Liens in respect thereof will be automatically released, along with a duly executed IRS Form W-9 from each such payee;
(xi)reasonable evidence of the release of any Liens in respect of Indebtedness for borrowed money on the Transferred Entities (including any Lien on Business Intellectual Property) that are not Permitted Liens;
(xii)assignments of membership interests in respect of the Interests from Seller to Purchaser; and
(xiii)the India Transition Services Agreement, duly executed by Hollywood Software and Indian Seller Entity.

(d)At or prior to the Closing, in addition to such other actions as may be provided for herein, Purchaser shall deliver, or cause to be delivered, to Seller:
(i)the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;
(ii)the Transition Services Agreement, duly executed by Purchaser;
(iii)the Intellectual Property Cross License Agreement, duly executed by Purchaser; and
(iv)a copy of the R&W Insurance Policy, the coverage under which policy shall be effective as of the Closing Date.
Section 2.4Closing Statement. Seller has prepared and delivered to Purchaser prior to the Closing Date, a statement that contains Seller’s good faith estimate, with reasonable supporting documents, of each of: (a) the Closing Working Capital, (b) the Closing Cash Amount, (c) the Closing Indebtedness Amount, (d) the Closing Transaction Expense Amount, (e) the Closing A/R Amount, and (f) the Closing Transferred Intercompany Accounts Repatriation Taxes (such statement, the “Estimated Closing Statement”), which was accompanied by a notice that sets forth: (i) Seller’s determination of the Purchase Price based on such estimated amounts (the “Closing Purchase Price”, and the Closing Purchase Price plus the Closing A/R Amount, the “Closing Non-A/R Purchase Price”) and (ii) the payee wire instructions for each payment to be made pursuant to Section 2.3(b)(i) through Section 2.3(b)(v) and the amount to be transferred to each such account (the “Payment Statement”). The Estimated Closing Statement was prepared in accordance with the Accounting Principles and the definitions contained in this Agreement. Purchaser shall be entitled to rely on the Payment Statement and the Estimated Closing Statement, without any requirement to independently verify the accuracy thereof, and shall have no Liability with respect to any payments made by or on behalf of Purchaser based thereon that are made in accordance therewith, regardless of any review or comments delivered by Purchaser to Seller of or with respect to either the Payment Statement or the Estimated Closing Statement.
Section 2.5Post-Closing Statements.
(a)Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a statement that sets forth: (i) the Closing Working Capital, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, (iv) the Closing Transaction Expense Amount, (v) the Closing A/R Amount, and (vi) the Closing Transferred Intercompany Accounts Repatriation Taxes, together with reasonable support and detail of Purchaser’s calculations of the foregoing amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement.
(b)Following the delivery of the Initial Closing Statement until the date the Final Closing Statement has become final and binding in accordance with Section 2.6(c), Seller and its Representatives shall be permitted to access and review the books, records and work papers of the Transferred Entities and Purchaser that are related to the calculations of the Closing Working Capital, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Closing Transferred Intercompany Accounts Repatriation Taxes and the Closing A/R Amount, and Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, reasonably cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours; provided, that such access and cooperation does not interfere unreasonably with the operation of the Business and no such access or cooperation covenants shall require Purchaser or any of its Affiliates to disclose documents or information if the disclosure thereof would violate confidentiality obligations or compromise the preservation of privilege in such materials.
(c)Purchaser agrees that, following the Closing until the date the Initial Closing Statement has become final and binding in accordance with Section 2.6(c), it will not intentionally take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Business Financial Statements or the Initial Closing Statement are based, or on which the Final Closing Statement is to be based, that are inconsistent with the Accounting Principles or that would impede or delay, or have the primary purpose of affecting, the determination of the amount of the Closing Working Capital, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Closing Transferred Intercompany Accounts Repatriation Taxes or the Closing A/R Amount or that would impede or delay the preparation of any Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement.
Section 2.6Reconciliation of Initial Closing Statement.
(a)Seller shall notify Purchaser in writing no later than forty-five (45) days after Seller’s receipt of the Initial Closing Statement if Seller disagrees with the Initial Closing Statement, which notice shall set forth Seller’s calculation of the Purchase Price and describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such forty-five (45)-day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such forty-five (45) day period, then only such portions of the Initial Closing Statement that Seller does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).
(b)During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c)If, at the end of the Resolution Period, Seller and Purchaser are unable to resolve any differences that they have with respect to the matters identified in the Notice of Disagreement, Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to the Independent Accounting Firm. Within thirty (30) days after submission of such matters in dispute to the Independent Accounting Firm, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the definitions contained in this Agreement and based solely on the written submissions of the parties and not an independent review, binding on the parties to this Agreement (absent fraud or manifest error), of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement”.
(d)All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Seller, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. For example, if the total amount of the disputed matter equals $1,000 and the Independent Accounting Firm awards $600 in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Seller. The allocation of such fees and expenses shall be determined by the Independent Accounting Firm in accordance with the foregoing sentence, which shall be binding and conclusive on the parties. During the review by the Independent Accounting Firm, each of Purchaser and Seller shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c) and neither Purchaser nor Seller shall engage in any ex parte communication with the Independent Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.
(e)The process set forth in Section 2.5, this Section 2.6 and Article IX shall be the sole and exclusive remedy of Purchaser and Seller and their respective Affiliates for any disputes related to the Closing Working Capital, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Closing Transferred Intercompany Accounts Repatriation Taxes, the Closing A/R Amount, the Post-Closing Adjustment, the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, and the application of the Accounting Principles in determining any such amounts, whether or not the underlying facts and circumstances constitute a breach of any representations, warranties or covenants contained in this Agreement. For the avoidance of doubt, the parties agree that the purpose of the Post-Closing Adjustment is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or methodologies or to correct for any errors or omissions in the Business Financial Statements, in each case unless explicitly required by the Accounting Principles. The Accounting Principles shall be applied regardless of any breach of representation or warranty in this Agreement and regardless of any aspect of the Business Financial Statements that is not compliant with GAAP.
Section 2.7Post-Closing Adjustment.
(a)The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (i) (A) the Closing Working Capital set forth in the Final Closing Statement, minus (B) the Closing Working Capital set forth in the Estimated Closing Statement, plus (ii) (A) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (B) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (iii) (A) the Closing Cash Amount set forth in the Final Closing Statement, minus (B) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (iv) (A) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (B) the Closing Transaction Expense Amount set forth in the Final Closing Statement, plus (v) (A) the Closing Transferred Intercompany Accounts Repatriation Taxes set forth in the Estimated Closing Statement, minus (B) the Closing Transferred Intercompany Accounts Repatriation Taxes set forth in the Final Closing Statement. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment and the Post-Closing A/R Adjustment, shall be the “Final Purchase Price”. The Closing Non-AR Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Non-A/R Purchase Price”.
(b)Within five (5) Business Days after the Final Purchase Price, including each of the components thereof, is finally determined pursuant to Section 2.6(c):
(i)If the Final Non-A/R Purchase Price is greater than the Closing Non-A/R Purchase Price, then (A) Purchaser shall pay to Seller, by wire transfer of immediately available funds to Seller’s account set forth on the Payment Statement, an amount of cash equal to the lesser of the Post-Closing Adjustment and the Closing Escrow Funds (it being understood that the Purchaser’s liability to pay the Post-Closing Adjustment shall not exceed an amount equal to the Closing Escrow Funds) and (B) Seller and Purchaser shall execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release the funds in the Escrow Account to Seller.

(ii)If the Final Non-A/R Purchase Price is less than the Closing Non-A/R Purchase Price, then Seller and Purchaser shall promptly execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release to: (A) Purchaser, an amount of cash from the Escrow Account equal to the lesser of the Post-Closing Adjustment and Closing Escrow Funds (it being understood that Seller’s liability to pay the Post-Closing Adjustment shall not exceed an amount equal to the Closing Escrow Funds), and (B) Seller, any remaining amounts in the Escrow Account after giving effect to clause (A).
(iii)If the Final Non-A/R Purchase Price equals the Closing Non-A/R Purchase Price, Seller and Purchaser shall execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release the Closing Escrow Funds in the Escrow Account to Seller.
(c)The “Post-Closing A/R Adjustment” may be either a positive or negative amount, and shall be equal to (i) (A) the Closing A/R Amount set forth in the Estimated Closing Statement, minus (B) the Closing A/R Amount set forth in the Final Closing Statement. Within five (5) Business Days after the Post-Closing A/R Adjustment is finally determined pursuant to Section 2.6(c):
(i)If the Post-Closing A/R Adjustment is a positive amount, then Purchaser shall pay to Seller, by wire transfer of immediately available funds to Seller’s account set forth on the Payment Statement, an amount of cash equal to such amount.
(ii)If the Post-Closing A/R Adjustment is a negative amount, then Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser in writing, an amount of cash equal to the absolute value of such amount.
Section 2.8Allocation of Purchase Price. Within ninety (90) days after the Final Purchase Price is determined pursuant to Section 2.7, Purchaser shall prepare (or cause to be prepared) and shall deliver to Seller a statement allocating the aggregate consideration paid to Seller (including any adjustments made in accordance with this Agreement and any other amounts treated as consideration for the Transferred Entities for U.S. federal and applicable state and local income Tax purposes) among the Transferred Entities in accordance with the Purchase Price Allocation Methodology and otherwise in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder and any other relevant provisions of Tax Law (the “Purchase Price Allocation”). The Purchase Price, and all other amounts treated as consideration for Income Tax purposes, shall be allocated among the assets of the Company (and the assets of any Subsidiary of the Company that is a disregarded entity for Income Tax purposes) in accordance with the methodology set forth on Schedule 2.8 of this Agreement (the “Purchase Price Allocation Methodology”). Seller shall review the draft Purchase Price Allocation and, if Seller disagrees with such draft Purchase Price Allocation, Seller shall deliver a notice to Purchaser to such effect and specifying those items as to which Seller disagrees within thirty (30) days after receiving such draft Purchase Price Allocation (“Seller Allocation Notice”).  Seller and Purchaser shall cooperate in good faith to resolve any disputes relating to the Purchase Price Allocation; provided, however, that if Seller and Purchaser fail to resolve any such disputes within twenty (20) days (or such longer period as agreed upon in writing between Seller and Purchaser) from the delivery of any Seller Allocation Notice, then Seller and Purchaser shall submit such disputed items to the Independent Accounting Firm to decide such (and solely such) disputed items within thirty (30) days after such submission thereto. The Purchase Price Allocation, as prepared by Purchaser if no Seller Allocation Notice has been timely delivered, or as determined pursuant to an agreement between Seller and Purchaser or pursuant to a resolution by the Independent Accounting Firm in a manner consistent with the procedures set forth in the Purchase Price Allocation Methodology, in each case, pursuant to this Section 2.8 (the “Final Allocation”) shall be binding on Purchaser and Seller.  Purchaser and Seller shall prepare their Tax Returns in a manner consistent with the Final Allocation and shall not take a contrary position on any other Tax Return in any Tax audit or in any other Tax communication with any Governmental Entity, except as required by Law. The Final Allocation shall be revised upon any adjustments to the consideration paid to Seller consistent with the methodology of the Final Allocation.
Section 2.9 Withholding. The Parties hereto shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement to any Person such amounts required to be deducted and withheld with respect to the making of any such payments under the Code or any provision of U.S. state or local or non-U.S. Tax Law. Except with respect to deduction and withholding arising in connection with compensatory payments or Seller’s failure to deliver the form described in Section 2.3(c)(ii), Purchaser shall provide Seller with at least five (5) days prior written notice of any such anticipated deduction and withholding, and the Parties shall cooperate in good faith to reduce or eliminate any such deduction and withholding to the extent permitted under applicable Law. To the extent that amounts are withheld and properly remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Seller represents and warrants to Purchaser that the statements in this Article III are true, complete and correct as of the date of this Agreement, except as set forth in the schedules accompanying this Article III (together with the schedules accompanying Article IV, the “Seller Disclosure Schedule”). The Seller Disclosure Schedule has been arranged for purposes of convenience in separate sections corresponding to the sections of this Article III and Article IV; however, information disclosed on one section of the Seller Disclosure Schedule shall be deemed to be disclosed on another section of the Seller Disclosure Schedule or be deemed to be an exception to another representation and warranty in this Article III or Article IV, in each case, if the relevance of such information to such other section of the Seller Disclosure Schedule is reasonably apparent on its face, without reference to any other document or information.
Section 3.1Organization and Qualification. Seller, and each applicable member of the Seller Group that is a party to any Ancillary Agreement, is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization, and Seller, and each applicable member of the Seller Group that is a party to any Ancillary Agreement, has all requisite corporate or other organizational power and authority to carry on its businesses as now conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 3.2Authority. Seller, and each applicable member of the Seller Group that is a party to any Ancillary Agreement, has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No other proceedings are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or such member of the Seller Group, as applicable. No vote or other approval of the equityholders of Seller or any member of the Seller Group is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Seller or any member of the Seller Group, the rules or requirements of any securities exchange, or otherwise. This Agreement and each Ancillary Agreement have been duly and validly executed and delivered by Seller or the applicable member of the Seller Group, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Agreement by Purchaser, constitutes, a valid, legal and binding agreement of Seller or the applicable member of the Seller Group, as applicable, enforceable against Seller or the applicable member of the Seller Group, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).
Section 3.3No Conflicts.
(a)No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller or the applicable member of the Seller Group, as applicable, for the execution, delivery and performance by Seller or such member of the Seller Group of this Agreement or any Ancillary Agreement to which Seller or such member of the Seller Group, as applicable, is a party, or the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, except any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller or the applicable member of the Seller Group is a party, nor the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, as applicable, will: (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller or such member of the Seller Group, as applicable, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default , require any notice, give rise to any right of payment, consent, termination, amendment, cancellation or acceleration, result in the loss of any material benefit, or result in the creation of any Lien (except for Permitted Liens), under any of the terms, conditions or provisions of any Contract or Permit binding on Seller or such member of the Seller Group, or any of their respective assets, or (iii) violate any Law or Order applicable to Seller or such member of the Seller Group, as applicable, or any of its properties or assets, except, in the case of clauses (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 3.4Ownership; Title. Seller has valid title to the Interests, free and clear of all Liens other than any restrictions on transfer arising pursuant to U.S. federal securities Law or applicable U.S. state securities Law or any Permitted Liens described in clauses (j) or (k) in the definition of “Permitted Liens”. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Interests, and have valid title to the Interests, free and clear of all Liens, other than Liens imposed or created by Purchaser or any of its Affiliates.
Section 3.5Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 3.6Brokerage. No Person is entitled to any brokerage commissions, finders’ fees, financial advisor fees, investment banker fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller that a Transferred Entity could be liable for.
Section 3.7No Additional Representation or Warranties. Except for the representations and warranties set forth in this Agreement and the Ancillary Agreements, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Agreement and the Ancillary Agreements, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to: (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED ENTITIES AND THE BUSINESS
Seller represents and warrants to Purchaser that the statements in this Article IV are true, complete and correct as of the date of this Agreement, except as set forth in the Seller Disclosure Schedule.
Section 4.1Organization of the Transferred Entities. Section 4.1 of the Seller Disclosure Schedule contains a true, complete, and correct list, as of the date hereof, of each Transferred Entity’s jurisdiction of incorporation and each other jurisdiction where it is qualified or licensed to do business. Each Transferred Entity is a legal entity: (a) duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (b) duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not be material to such Transferred Entity or the Business.
Section 4.2Capitalization of the Transferred Entities.
(a)The Interests are duly authorized, validly issued, fully paid and nonassessable. Except for the Interests, no Equity Interests of the Company are issued and outstanding.
(b)Section 4.2 of the Seller Disclosure Schedule contains a true, complete and correct list, as of the date hereof, of each of the Transferred Entities, the jurisdiction of its incorporation or organization and the record owner of the outstanding Equity Interests of each such Transferred Entity. All Equity Interests of the Transferred Entities are duly authorized, validly issued, fully paid and nonassessable, and, as of the Closing, will be owned by the Seller (in the case of the Company) or another Transferred Entity free and clear of all Liens other than any restrictions on transfer arising pursuant to U.S. federal securities Law or applicable U.S. state securities Laws (or any similar applicable non-U.S. Laws) or any Permitted Liens described in clauses (j) or (k) in the definition of “Permitted Liens”, solely in the case of Permitted Liens described in clause (k) in the definition of “Permitted Liens”, to the extent such liens are actually discharged. As of the date hereof, there are no Equity Interests of any Transferred Entity issued, reserved for issuance, or outstanding that are not owned by the Seller (in the case of the Company) or another Transferred Entity, and there are no securities or rights of any Transferred Entity, or Contracts, commitments, understandings or arrangements, contingent or otherwise, by which any Transferred Entity is bound obligating such Transferred Entity to redeem or otherwise acquire any Equity Interests of such Transferred Entity.
(c)Except as set forth in Section 4.2 of the Seller Disclosure Schedule: (i) there are no outstanding or authorized options, warrants, calls, subscriptions, convertible securities, exchangeable securities or other rights, agreements, arrangements or commitments of any kind relating to the issuance, sale, redemption, repurchase, transfer or voting of any Equity Interests of any Transferred Entity, (ii) no Transferred Entity has any outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote, or which are convertible into or exercisable for securities having the right to vote, with the holders of Equity Interests of such Transferred Entity on any matter, (iii) there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to any Transferred Entity and (iv) there are no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any Equity Interests of any Transferred Entity.
(d)Except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in any Person, or any option, warrant, call, subscription, convertible or exchangeable security or other right to acquire any Equity Interest in any Person.
Section 4.3Authorization; No Breach. Except as set forth in Section 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance by each Transferred Entity of this Agreement and each other Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, and compliance by each Transferred Entity with any of the provisions hereof or thereof, does not and will not: (a) conflict with, result in any material breach of, require any consent, authorization or notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, give rise to any right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or give rise to any obligation of such Transferred Entity to make any payment under or filing with respect to, any provision of: (i) the Organizational Documents of such Transferred Entity, (ii) any Contract or Permit to which such Transferred Entity is a party or by which any of its assets are bound, (iii) any Order applicable to such Transferred Entity or any of the material properties or assets of such Transferred Entity, or (iv) any applicable Law to which such Transferred Entity is subject, except, in the case of clause (ii), for any such conflict, breach, consent, authorization, notice, default, violation, termination, cancellation, acceleration, loss, payment obligation or filing that would not reasonably be expected to be material to such Transferred Entity or the Business, taken as a whole, or materially impair or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; or (b) result in the creation of any Lien upon any properties or assets of such Transferred Entity, other than Permitted Liens. No authorization, consent or approval of, or filing with, any Governmental Entity or any other Person is required in connection with any of the execution, delivery or performan ce of this Agreement or the other Ancillary Agreements by the Transferred Entities or the consummation by the Transferred Entities of the transactions contemplated hereby or thereby, except where the failure to obtain such authorization, consent, or approval or to make such filing would not reasonably be expected to be, individually or in the aggregate, material to such Transferred Entity or the Business.
Section 4.4Financial Statements.
(a)Section 4.4(a) of the Seller Disclosure Schedule sets forth the unaudited combined balance sheets of the Business as of each of December 31, 2025 (the “Latest Balance Sheet Date”) and December 31, 2024, and the related unaudited combined statements of operations for the years ended December 31, 2025 and December 31, 2024, respectively (collectively, the “Business Financial Statements”). The Business Financial Statements have been prepared from and are consistent with the books and records relating to the Business, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and present fairly, in all material respects, the combined financial position and the combined results of operations of the Business, as of the dates thereof or the periods then ended; provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that: (i) the Business has not operated on a separate stand-alone basis, (ii) the Business Financial Statements are not indicative of what the results of operations and financial position of the Business or the Transferred Entities will be in the future, and (iii) the Business Financial Statements are subject to the absence of notes and the absence of statements of cash flows.
(b)Seller has implemented and maintained a system of internal controls over financial reporting appropriate for and relating to the Business reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP consistently applied, including that: (i) material transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, and (iii) access to material assets relating to the Business is permitted only in accordance with management’s general or specific authorization.
(c)The accounts receivable of the Business and the Transferred Entities reflected on the books and records relating to the Business and the Transferred Entities and included in the Business Financial Statements, or arising after the date thereof: (i) represent valid obligations arising from sales made or services actually performed in the Ordinary Course of Business, (ii) are carried at values determined in accordance with GAAP consistently applied, and (iii) are not subject to any material dispute, claim, setoff or counterclaim, except to the extent reserved for in the Business Financial Statements. All accounts payable of the Business and the Transferred Entities reflected in the Business Financial Statements, or arising after the date thereof, are the result of bona fide transactions in the Ordinary Course of Business and are not delinquent in any material respect.
Section 4.5Undisclosed Liabilities. As of the Closing Date, there is no Liability of the Business or the Transferred Entities, except for Liabilities: (a) reflected or reserved for on the

Business Financial Statements or disclosed in the notes thereto, (b) that have arisen in the Ordinary Course of Business since the Latest Balance Sheet Date, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in this Agreement (including the Seller Disclosure Schedule hereto), (e) arising under the terms of any Contract to which a Transferred Entity is a party (and not as a result of any breach thereof), or (f) which would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.
Section 4.6Litigation and Proceedings. Except as set forth in Section 4.6 of the Seller Disclosure Schedule, there are no and, during the last three (3) years, there have been no material Actions pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened against any Transferred Entity (or any of its properties, assets, or managers or officers (in their capacities as such)) or the Business, at law or in equity, including before or by any Governmental Entity. Except as set forth on Section 4.6 of the Seller Disclosure Schedule, neither any Transferred Entity nor the Business is subject to or bound by any outstanding Order and, during the last three (3) years, neither any Transferred Entity nor the Business has been party to any Order that was, or is reasonably expected to be, material to the Transferred Entities, taken as a whole, or the Business.
Section 4.7Legal Compliance.
(a)Except as set forth in Section 4.7(a) of the Seller Disclosure Schedule: (i) none of the Transferred Entities is, or since the date that is three (3) years prior to the date hereof has been, in material violation of any Laws or Order issued by a Governmental Entity applicable to the Business, the Transferred Entities or their respective assets, and (ii) neither Seller nor any of the Transferred Entities has, since the date that is three (3) years prior to the date hereof, received any written notice or, to the Knowledge of Seller, other notice alleging any such violation in connection with the Business, the Transferred Entities or their respective assets. To the Knowledge of Seller, no Transferred Entity is being investigated by any Governmental Entity for any such violation, and there are no threatened investigations by any Governmental Entity with respect thereto.
(b)Without limiting the generality of Section 4.7(a), except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, since the date that is three (3) years prior to the date hereof: (i) neither Seller (in connection with the Business) nor any of the Transferred Entities has violated any applicable Law relating to: (A) anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”), or (B) anti-money laundering and countering the financing of terrorism and related financial record keeping and reporting requirements in any jurisdiction in which any Transferred Entity is located or doing business, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017 and the Terrorist Asset-Freezing Act 2010, in each case, as in effect at the time of such action (all such

Laws, “Anti-Money Laundering Laws”), (ii) to the Knowledge of Seller, no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Seller (in connection with the Business) or any of the Transferred Entities has violated any Anticorruption Law or any Anti-Money Laundering Law, and (iii) through the date hereof, neither Seller (in connection with the Business) nor any of the Transferred Entities has received any written notice alleging any such violation of any Anticorruption Law or of any Anti-Money Laundering Law.
(c)Without limiting the generality of Section 4.7(a), each of Seller and the Transferred Entities has complied in all material respects with all applicable laws and regulations pertaining to trade and economic sanctions administered by the United States and any other applicable jurisdiction provided the sanctions imposed by such sanctions authority are not in conflict with the laws of the United States (collectively, “Sanctions”). Except as set forth in Section 4.7(c) of the Seller Disclosure Schedule, neither Seller nor any Transferred Entity is, and none of their directors, officers, or employees, or, to the Knowledge of Seller, any other Person associated with or acting on behalf of Seller or any Transferred Entity is: (i) organized under the laws of, ordinarily resident in, or located in a Sanctioned Jurisdiction, (ii) owned or controlled by the government of a Sanctioned Jurisdiction, (iii) designated on any applicable sanctioned parties list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List and the U.S. Commerce Department’s Denied Persons List, Entity List and Military End-User List (collectively, “Designated Parties”); or (iv) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party. For the past five (5) years, neither Seller nor any Transferred Entity has been, and none of their officers, directors, or employees has been: (A) the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (B) submitted a voluntary self-disclosure to any U.S. or other relevant Governmental Entity regarding actual or potential Sanctions violations.
(d)Without limiting the generality of Section 4.7(a), for the past five (5) years, each of Seller (in connection with the Business) and the Transferred Entities has complied, in all material respects, with applicable provisions of export control laws and regulations of the United States, including the Export Administration Regulations and the International Traffic in Arms Regulations, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). There are no pending or, to the Knowledge of Seller, material threatened claims or investigations against Seller (in connection with the Business) or any Transferred Entity with respect to Export Control Laws.
(e)Each of the Transferred Entities has instituted, maintains, and enforces policies and procedures reasonably designed to ensure compliance with applicable Sanctions, Anti-Money Laundering Laws and Anticorruption Laws.
Section 4.8Contracts; No Defaults.
(a)Section 4.8(a) of the Seller Disclosure Schedule contains a listing of all Contracts Related to the Business described in clauses (i) through (xix) below (for the sake of clarity, not including purchase orders and invoices and any Transferred Entity Benefit Plan or

Seller Benefit Plan other than the employment, severance and retention agreements required to be set forth on Section 4.8(a)(vii) of the Seller Disclosure Schedule) (each such Contract listed or required to be listed on Section 4.8(a) of the Seller Disclosure Schedule and each unexpired purchase order and invoice that contains independent or additional terms and conditions, that would be required to be listed on Section 4.8(a) of the Seller Disclosure Schedule if it were not a purchase order or invoice, a “Business Material Contract”):
(i)Each Contract with: (A) Top Customers, and (B) Top Vendors;
(ii)Each Contract under which any Transferred Entity is required to pay, or is entitled to receive, in the aggregate, $300,000 or more;
(iii)Each Contract relating to the acquisition or disposition, whether by merger, sale of stock, sale of assets or otherwise, of, or investment in, any Person or material assets or line of business entered into during the past three (3) years or pursuant to which any Transferred Entity has any outstanding rights, Liabilities or obligations, contingent or otherwise, including with respect to the future acquisition or disposition of, or investment in, any Person or material assets or line of business;
(iv)Each Contract concerning the operation or establishment of a partnership, joint venture or similar arrangement with a third party (in each case, other than with respect to Transferred Entities), or that otherwise involves the sharing of material revenue, profits, losses, costs or Liabilities with any third party;
(v)Each Contract requiring: (A) capital expenditures after the date of this Agreement in any annual amount in excess of $100,000, and (B) any loans, advances or capital contributions to, or investments in, any Person in excess of $100,000 (other than intercompany agreements between Transferred Entities);
(vi)Each Contract listed falling under clauses (i) or (ii) of this Section 4.8(a) containing: (A) covenants limiting the freedom of the Business or any Transferred Entity to compete with any Person in a product line or line of business or to operate in any geographic area, (B) an exclusivity provision (other than in favor of a Transferred Entity), including granting to any Person other than any Transferred Entity any exclusive license, supply, distribution, purchase or similar rights, (C) most favored nation rights binding on any Transferred Entity (other than in favor of a Transferred Entity), (D) rights of first refusal over any asset of the Business or equity or other rights of any Transferred Entity (other than in favor of a Transferred Entity), (E) any non-solicitation or similar restrictive covenant (other than in favor of a Transferred Entity), or (F) any consent or termination rights that would be triggered by a change of control of the Company, in each case, binding on the Business or any Transferred Entity;
(vii)Each contract between a Transferred Entity and any employee of a Transferred Entity with a salary of $100,000 or more that contains severance or other retention bonus obligations of any Transferred Entity;

(viii)Each Contract relating to the settlement, release, compromise or waiver of any material rights, claims, Actions or Liabilities of any Transferred Entity that has not been satisfied in full or that imposes a non-monetary restriction on any Transferred Entity that remains in effect;
(ix)Each Contract pursuant to which any Transferred Entity directly licenses material Intellectual Property: (A) from a third party, other than click-wrap, shrink-wrap and off-the-shelf Software licenses, and any other Software licenses that are commercially available on reasonable terms to the public generally for less than $100,000, or (B) that is owned or purported to be owned by such Transferred Entity and licensed to a third party on an exclusive basis;
(x)Each Contract that (A) provides for any invention, creation, conception or other development of any Intellectual Property that is material to the Business: (1) by any Transferred Entity for any other Person, (2) by any Transferred Entity jointly with any other Person, or (3) for any Transferred Entity by any other Person (excluding any Invention Assignment Agreements) or (B) provides for the assignment or other transfer of any ownership interest in any Intellectual Property: (x) to any Transferred Entity by any other Person (excluding any Invention Assignment Agreements), or (y) by any Transferred Entity to any other Person;
(xi)Each Contract providing for indemnification by any Transferred Entity of any manager, officer, employee or agent of any Transferred Entity;
(xii)Each Contract, guaranty, agreement, indenture, note, bond or similar instrument relating to Indebtedness of the type referred to in clauses (a) and (b) of the definition of Indebtedness, or relating to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company;
(xiii)Each lease or other Contract under which any Transferred Entity is: (A) lessee of, or holds or operates, any material personal property owned by any other Person, or (B) lessor of, or permits any third party to hold or operate, any material property, whether real or personal, owned, controlled or leased by any Transferred Entity;
(xiv)Each Contract with any Governmental Entity;
(xv)Each Shared Contract;
(xvi)Each Seller Group Guarantee;
(xvii)Each power of attorney or similar grant of authority that is material to the Business and not granted in the Ordinary Course of Business;
(xviii)Each Contract that is a collective bargaining agreement, collective bargaining relationship or any other agreement with a labor organization; and
(xix)Each Contract required to be set forth on Section 4.3, Section 4.20(a) and Section 4.20(b) of the Seller Disclosure Schedule.

(b)All of the Contracts listed or required to be listed on Section 4.8 of the Seller Disclosure Schedule are: (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of any Transferred Entity party thereto and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto. Except as set forth in Section 4.8(b) of the Seller Disclosure Schedule, as of the date hereof: (A) neither any Transferred Entity nor, to the Knowledge of Seller, any other party thereto is in material breach of or material default under any such Contract, (B) none of the Transferred Entities have received, in writing, any claim or notice of material breach of or material default under any such Contract, and (C) to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both). No party to any Business Material Contract has exercised any termination right with respect thereto or otherwise provided written or, to the Knowledge of Seller, other notice to any Transferred Entity that such party desires to terminate or materially modify any such Business Material Contract (other than modification requests in connection with renewal discussions or negotiations in the Ordinary Course of Business, which requests are not expected to be material to the Transferred Entities or the Business, taken as a whole), and no party has given written or, to the Knowledge of Seller, other notice of any material dispute with respect to any Business Material Contract. Seller has made available to Purchaser true, complete and correct copies of each Business Material Contract, together with all amendments, modifications and supplements thereto, or, in the case of any oral Business Material Contract, a true, complete and correct written summary of the material terms thereof.
Section 4.9Benefit Plans.
(a)Section 4.9(a) of the Seller Disclosure Schedule sets forth a complete list of each material Transferred Entity Benefit Plan that is a US Benefit Plan as of the date hereof, whether or not reduced to writing. With respect to each material Transferred Entity Benefit Plan that is a US Benefit Plan, Seller has made available to Purchaser copies (if applicable) of: (A) the most recent plan document and any related trust agreement along with all amendments, (B) the most recent summary plan description, (C) the three (3) most recent annual reports on Form 5500 and all attachments thereto filed with the Department of Labor, (D) the most recent minimum coverage and discrimination testing results, (E) any written notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any other Governmental Entity relating to any material compliance failures, and (F) the most recent determination, opinion or advisory letter, if any, issued by the IRS.
(b)Since January 1, 2020, (i) each Benefit Plan that is a US Benefit Plan has been administered in accordance with its terms and all applicable Laws in all material respects, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Benefit Plan that is a US Benefit Plan on or before the date hereof have been made. Each Benefit Plan that is a US Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified

Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Seller, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion or advisory letter from the Internal Revenue Service. With respect to each Benefit Plan that is a US Benefit Plan, as applicable, (A) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or, to the Knowledge of Seller, is reasonably expected to occur, and (B) no breach of fiduciary duty has occurred in connection with which any Transferred Entity, any ERISA Affiliate, or, to the Knowledge of Seller, a third party plan fiduciary, would reasonably be expected to incur any material Liability.
(c)No Benefit Plan is, and no Transferred Entity or any ERISA Affiliate contributes to or has an obligation to contribute to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA), in each case, that is subject to Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Transferred Entity nor any ERISA Affiliate has withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation.
(d)With respect to the Benefit Plans that are US Benefit Plans, as of the date hereof, no Actions (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Seller, threatened.
(e)Other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Law, no Benefit Plan that is a US Benefit Plan provides, and no Transferred Entity or any ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any Business Employee or any other Person that such Business Employee or their dependents would be provided, benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. Each Transferred Entity Benefit Plan that is subject to COBRA complies in all material respects with the requirements of COBRA.
(f)Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code in which a service provider to a Transferred Entity participates or has participated has been maintained, operated and administered in material compliance with Section 409A of the Code and guidance thereunder. Neither Seller nor any Transferred Entity have any: (i) Liability for withholding taxes or penalties due under Section 409A or 4999 of the Code, or (ii) indemnity obligation for any Taxes imposed under Section 409A or 4999 of the Code.
(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to: (i) materially increase any benefits under any Benefit Plan, (ii) result in the acceleration of the time of payment or vesting, or a material increase in the amount, of any material compensation or benefits due to any Business Employee, (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), or (iv) entitle any current or former Business Employee or independent contractor of the Transferred Entities to any bonus, severance payment, retention payment or other payment under any Benefit Plan.
(h)Each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) is and has been in material compliance with the provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“ACA”). No Transferred Entity nor any ERISA Affiliate is liable for any material excise taxes under Section 4980H of the Code, and Seller, each Transferred Entity and each ERISA Affiliate has made an offer of affordable minimum essential coverage to its employees to the extent required to avoid the adverse tax consequences under Section 4980H of the Code, and is not otherwise liable or responsible for any assessable payment, taxes or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto.
(i)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole: each Benefit Plan that is a Non-US Benefit Plan (i) has been maintained, operated and administered in form and operation in compliance with its terms and in compliance with applicable Laws in all material respects, (ii) if required to be registered or approved by a non-U.S. Governmental Entity, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Non-US Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) is not subject to any Action (other than routine claims for benefits in the Ordinary Course of Business) that is pending or, to the Knowledge of Seller, threatened, and (iv) if such Non-US Benefit Plan is required to be funded or book-reserved, such Non-US Benefit Plan is funded or book reserved, as appropriate, to the extent so required by Applicable Law or based on independent third party actuarial valuation.
Section 4.10Employees; Labor Matters.
(a)Section 4.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each employee of Seller or its Affiliates (including the Transferred Entities) whose employment primarily involves providing services with respect to the Business (including, in each case, any such employee who is on sick leave, maternity or paternity leave, military leave, vacation, holiday, short-term or long-term disability, workers’ compensation, or other leave of absence) as of the Closing Date (the “Business Employees”) including such Business Employee’s: (i) name or employee identification number or other identifier, (ii) job title, (iii) work location, (iv) annual salary, (v) target annual bonus for calendar year 2026, (vi) for Business Employees located in the United States, exempt or non-exempt classification under the Fair Labor Standards Act, and (vii) employing entity, in each case as of the Closing Date.
(b)Section 4.10(b) of the Seller Disclosure Schedule lists all of the following information for each individual independent contractor or consultant of the Transferred Entities or the Business, in each case who provides material services in the United States: (i) work location (by state), (ii) date of engagement, (iii) anticipated end date of engagement (if applicable), and (iv) compensation rate.
(c)No Business Employees in the United States, in connection with their employment with Seller or any of its Affiliates, are covered by a collective bargaining agreement, collective bargaining relationship, or otherwise represented by a labor union or any labor organization. Neither the Transferred Entities nor Seller or any of its Affiliates with respect to the Business have received a demand for recognition from any labor union, labor organization, or representative of employees in the United States during the three (3) year period prior to the date of this Agreement. To the Knowledge of Seller, there are no current labor union organizing activities among the Business Employees in the United States, nor demands for voluntary recognition, or filing of any representation petition with the National Labor Relations Board, or similar Governmental Entity, and there have been no such activities in the past three (3) years.
(d)During the past three (3) years, no labor union disputes, strikes, lockouts, sympathy strikes, primary or secondary boycotts, picketing, handbilling, concerted work slowdown or stoppage, or other similar labor or employment activity have occurred or, to the Knowledge of Seller, been threatened against the Transferred Entities or the Business.
(e)For the past three (3) years prior to the date of this Agreement, (i) to the extent Related to the Business, Seller and its Affiliates, the Transferred Entities and the Business are and have been in material compliance with all applicable labor or employment related Laws including but not limited to termination of employment, employment practices, employment terms, employment conditions, classification of employees in the United States as exempt or non-exempt, compensation, immigration, visas, labor or employment relations, equal employment opportunities, workplace authorization, fair employment practices, wage and hour (including the timely payment of wages, salaries, commissions, bonuses, incentive compensation, overtime, and other compensation (including any accrued but unused vacation, paid time off, or similar benefits) required to be paid), the proper classification of employees and independent contractors, workforce reductions, layoffs, harassment, retaliation, workers’ compensation, and occupational health and safety.
(f)During the three (3) year period prior to the date of this Agreement, there have been no “employment losses” at any Transferred Entity or Seller or any Affiliate (to the extent Related to the Business) requiring notices pursuant to the WARN Act (or any other comparable state or local law).
(g)Except as set forth on Section 4.10(g) of the Disclosure Schedules: (i) to the Knowledge of Seller, no current Business Employee has given notice of his or her intent to terminate his or her employment with any Transferred Entity or Seller or any Affiliate to the

extent related to the Business, and (ii) no Transferred Entity nor Seller or any Affiliate to the extent Related to the Business has given notice of termination to any of the current Business Employees.
(h)To the Knowledge of Seller, no Business Employee or employee, consultant, independent contractor, subcontractor, leased employee, volunteer, temporary worker or other service provider of the Transferred Entities is being investigated (i) in connection with any actual or alleged misconduct that could cause damage to the reputation of the Transferred Entities or the Business, including any conduct constituting sexual misconduct, sexual harassment, harassment, or discrimination, or (ii) by any Governmental Entity as a result of actions taken on behalf of any Transferred Entity. To the Knowledge of Seller, no current or former Business Employee or independent contractor of the Transferred Entities is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation owed to the Company or owed to any third party with respect to such Person’s employment or engagement by the Company.
Section 4.11Taxes.
(a)The Transferred Entities have duly and timely filed all Income Tax and other material Tax Returns required to be filed by them or with respect to the Business (taking into account any extensions of time within which to file such Tax Returns), all such Tax Returns are true, correct and complete in all material respects (as determined under applicable Law), and the Transferred Entities have duly and timely paid in full all Taxes due and payable by them or with respect to the Business.
(b)There are no Liens for Taxes upon any assets of any Transferred Entity or with respect to any assets of the Business (other than Permitted Liens described in clause (b) of such definition).
(c)Each Transferred Entity (including with respect to the Transferred Assets and Assumed Liabilities) has withheld and paid to the proper Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with information reporting requirements arising in connection therewith.
(d)No Transferred Entity is currently the subject of a Tax audit, examination, or other proceeding by any Governmental Entity with respect to Taxes, and no such audit, examination, or proceeding is pending or has been threatened in writing. No Transferred Entity has any outstanding deficiency asserted by a Governmental Entity for material Taxes, and no such deficiency exists with respect to the Business.
(e)Other than with respect to any Seller Consolidated Group, Company Consolidated Group or customary agreement entered in the Ordinary Course of Business the principal purpose of which does not relate to Taxes, no Transferred Entity (including with respect to the Transferred Assets and Assumed Liabilities) (i) is a party to any Tax sharing, Tax allocation or Tax indemnity agreement with respect to Taxes, nor does any Transferred Entity have any other obligation to pay or indemnify any other Person (excluding another Transferred Entity) with respect to Taxes, (ii) is or has been a member of a Consolidated Group, or (iii) has any liability for any material Taxes of any other Person (excluding another Transferred Entity) under Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract, or otherwise. Each Seller Consolidated Group has timely filed all material Tax Returns and timely paid all material Taxes.
(f)None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(g)None of the Transferred Entities has been a party to, nor are the Transferred Assets or the Assumed Liabilities the subject matter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(h)No written claim and, to the Knowledge of Seller, no other claim, has been made by any Governmental Entity in a jurisdiction where a Transferred Entity has not filed Tax Returns that such Transferred Entity is or may be subject to Tax by, or required to file such Tax Return in, that jurisdiction.
(i)Each of Hollywood Software, Inc. (prior to the Pre-Closing Restructuring only) and Rentrak B.V. is treated as an association taxable as a corporation for U.S. federal (and applicable state and local) income Tax purposes. Except as otherwise contemplated in the immediately preceding sentence, each Transferred Entity is treated as a disregarded entity for U.S. federal (and applicable state and local) income Tax purposes.
(j)None of the Transferred Entities has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Entity or in which to file any Tax Return (other than any automatic extensions to file Tax Returns obtained in the Ordinary Course of Business), and none of the Transferred Entities has waived any statute of limitations in respect of any Taxes.
(k)The Transferred Entities (including with respect to the Transferred Assets and Assumed Liabilities) have (i) collected all material sales and use, value added, goods and services and other similar Taxes required to be collected thereby, and have remitted such amounts to the appropriate Governmental Entity or (ii) have been furnished properly completed exemption certificates (or have otherwise established exemptions with respect to) such material Taxes and have complied in all material respects with related record retention requirements arising under applicable Law.
(l)No Transferred Entity (including with respect to the Transferred Assets and Assumed Liabilities) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) entered into prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) occurring or existing prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received or deferred revenue realized prior to the Closing. No Transferred Entity has any liability with respect to any election made under Section 965(h) of the Code (or any similar provision of applicable Tax Law).
(m)No Transferred Entity (i) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Governmental Entity with respect to Taxes, (ii) has executed or entered into a “closing agreement” described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law), or (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(n)No Transferred Entity has entered into any agreement or arrangement with any Governmental Entity with respect to material Taxes that requires such Transferred Entity to take any action or to refrain from taking any action, and no Transferred Entity is a party to any agreement with any Governmental Entity with respect to material Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(o)No Transferred Entity is subject to Tax in any country outside its country of incorporation or organization, as applicable, by virtue of having a permanent establishment or a fixed place of business in such other country.
(p)No Transferred Entity is the successor by merger, consolidation or otherwise to any other predecessor entity and any reference to a Transferred Entity will be deemed to include any such applicable predecessor entity.
Notwithstanding any other provision in this Agreement to the contrary, no representation or warranty is made with respect to the existence, availability, amount, usability or limitation of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount of any Transferred Entity from a Pre-Closing Tax Period in a Tax Period beginning after the Closing Date.
Section 4.12Sufficiency of Assets. At the Closing, the Pre-Closing Restructuring shall have been completed, and, after giving effect to the Pre-Closing Restructuring and the execution and delivery of all of the Ancillary Agreements (including the rights, benefits and services made available thereunder), and assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will own or have the right to use (including by means of ownership or rights pursuant to licenses or other Contracts (including under the Ancillary Agreements)) all assets, properties and rights necessary (excluding the Seller Names) to conduct the Business in substantially the same manner as conducted immediately prior to the Closing.

Section 4.13Insurance. Seller and the Transferred Entities maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which the Business operates and as the management of Seller has in good faith determined to be reasonable. Section 4.13 of the Seller Disclosure Schedule sets forth a complete and accurate list, including the carrier, period of coverage, type of coverage and coverage limit, of each material insurance policy maintained by Seller or any Transferred Entity on the properties, assets, products, business or personnel of the Business (the “Insurance Policies”). True, correct and complete copies of the Insurance Policies together with loss run reports for each Insurance Policy for each of the last three (3) years have been made available to Purchaser. All material Insurance Policies are in full force and effect, all premiums and other payments due on such Insurance Policies have been paid in full, and all claims thereunder have been filed in a timely fashion. Neither Seller nor any Transferred Entity has received any written notice of early cancellation, early termination or material premium increase with respect to any Insurance Policy. Neither Seller nor any Transferred Entity has failed, in respect of a matter known to Seller or such Transferred Entity, to give any notice or present any material claim thereunder in a due and timely fashion, or otherwise taken any action or failed to take any action which, with or without notice or lapse of time, would constitute a breach or default under, or permit the termination or modification of, any Insurance Policy. The Insurance Policies are sufficient in all material respects for all requirements of applicable Law and all Contracts Related to the Business.
Section 4.14Licenses, Permits and Authorizations. Section 4.14 of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all the material Permits held by the Transferred Entities or in connection with the Business. The Transferred Entities have obtained all Permits necessary under applicable Laws to permit the Transferred Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business in substantially the same manner in all material respects as conducted as of immediately prior to the Closing, except where the absence of any such Permit would not reasonably be expected to be material for any Transferred Entity or the Business. The Transferred Entities are in compliance, and for the past three (3) years have been in compliance, in all material respects, with all such Permits, and all such Permits are in full force and effect. Neither Seller nor any Transferred Entity has received any written notice or, to the Knowledge of Seller, other notice of any Action pending or threatened relating to the suspension, revocation, termination or modification of any such Permit, and, to the Knowledge of Seller, there are no investigations by or before any Governmental Entity pending or threatened that would reasonably be expected to result in any such suspension, revocation, termination or modification.
Section 4.15Title to Properties.
(a)The Transferred Entities do not hold fee simple title to any real property. Section 4.15 of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the address of each real property leased, licensed or otherwise used or occupied by any Transferred Entity that is material to the operation of the Business (the “Business Leased Real Property”). Except as would not reasonably be expected to be material for the Transferred Entities and the Business, with respect to each lease, license or other agreement for the Business

Leased Real Property, (i) the applicable Transferred Entity has a valid and enforceable leasehold or other right of use or occupancy in such Business Leased Real Property, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity, (ii) no Transferred Entity is in material breach or default thereunder, no Seller or any Transferred Entity has received written or, to the Knowledge of Seller, other notice or allegation of any existing material breach or default thereunder by any Transferred Entity, nor, to the Knowledge of Seller, does there exist any continuing material breach or default thereunder by the lessor, licensor or other counterparty thereto, (iii) to the Knowledge of Seller, no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default thereunder by any Transferred Entity or any other party thereto, and (iv) the Business Leased Real Property is sufficient for the operation of the Business as presently conducted and, to the Knowledge of Seller, no Business Leased Real Property is subject to any structural defect or other condition that would adversely affect the operation of the Business. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, there are no written or oral subleases, licenses, concessions or other Contracts or arrangements granting to any Person other than a Transferred Entity the right to use or occupy any Business Leased Real Property.
(b)Section 4.15 of the Seller Disclosure Schedule identifies each lease, license or other agreement pursuant to which any Transferred Entity has a right to use or occupy any Business Leased Real Property. Seller has made available to Purchaser true and complete copies of each such lease, license or other agreement, including all amendments thereto.
(c)The Transferred Entities own, or have a valid leasehold interest in or other valid right to use, all material tangible personal property used in the conduct of the Business, free and clear of all Liens other than Permitted Liens and Liens that will be released at or prior to the Closing. Such material tangible personal property is in operating condition and repair, ordinary wear and tear excepted, and is sufficient for the conduct of the Business as currently conducted.
Section 4.16Intellectual Property.
(a)Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, none of the Transferred Entities nor the operation of the Business (i) in the past six (6) years has infringed, misappropriated or otherwise violated, or (ii) currently infringes, misappropriates or otherwise violates, the Intellectual Property of any other Person. None of Seller or its Affiliates (including the Transferred Entities), (A) is the subject of any pending or, to the Knowledge of Seller, threatened in writing, Actions alleging or involving any of the foregoing, or challenging the ownership, use, validity or enforceability of any Business Intellectual Property or (B) has been subject to such Actions in the past three (3) years. To the Knowledge of Seller, (x) in the past three (3) years, there has been no material infringement, misappropriation, or other violation of, and (y) there is no material infringement or misappropriation, or other violation of, in each case of clauses (x) and (y), any Business Intellectual Property by any other Person. The Business Intellectual Property is subsisting, and, to the Knowledge of Seller, valid and enforceable.

(b)Each of Seller and its Affiliates has taken reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property and any Trade Secrets owned by any third Person to whom any of Seller or its Affiliates has a confidentiality obligation with respect to the Business. No such material Trade Secrets Related to the Business have been disclosed by Seller or any of its Affiliates to any Person other than pursuant to a written agreement or other binding confidentiality obligation restricting the disclosure and use of such Trade Secrets by such Person. To the Knowledge of Seller, no Person to whom a material Trade Secret has been so disclosed is in violation of any such agreement.
(c)Section 4.16(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet Properties, in each case, included in the Business Intellectual Property. Seller and its Affiliates do not currently own or purport to own any Patents that read on the Business or on any of the Products.
(d)The Transferred Entities, collectively, are the exclusive owner of all rights, title, and interests in and to the Business Intellectual Property. Except for Intellectual Property licensed or otherwise provided to the Transferred Entities pursuant to the Ancillary Agreements and any corporate- or enterprise-level services set forth in Section 4.16(d) of the Seller Disclosure Schedules that are provided to the Business by Seller or its Affiliates, the Transferred Entities have valid and enforceable rights to use all material Intellectual Property other than the Business Intellectual Property that is used in the Business as presently conducted, free and clear of all Liens (except Permitted Liens). The Business Intellectual Property, together with the Intellectual Property licensed or otherwise provided to the Transferred Entities pursuant to the Ancillary Agreements and any corporate- or enterprise-level services set forth in Section 4.16(d) of the Seller Disclosure Schedules that are provided to the Business by Seller or its Affiliates, collectively constitute all Intellectual Property used in, necessary and sufficient for, the conduct of the Business.
(e)Seller and its Affiliates either (i) have executed written agreements with each of their respective former and current employees and independent contractors who have been or are currently involved in the development of any material Business Intellectual Property, pursuant to which each such Person has assigned to Seller or the applicable Seller Affiliate, to the extent legally permissible all of such Person’s rights, title and interest in and to all such Intellectual Property (“Invention Assignment Agreements”) or (ii) with respect to former and current employees and independent contractors who have been or are currently involved in the development of any material Business Intellectual Property, and that have not entered into an Invention Assignment Agreement, own all of such Person’s rights, title and interest in and to all such Intellectual Property by operation of law.
(f)The Business does not include, incorporate or embed in, link to, combine or distribute with, or otherwise use Open Source Software in connection with, any Business Software or Products, in each case, in any manner that would or could require any Transferred Entity (or, immediately prior to the Pre-Closing Reorganization, Seller or any of its Affiliates) to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including any open source community) any source code included in the Business Software or Products, (ii) license any Business Software or Products for making modifications or derivative works, or (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Business Software or Products for no or nominal charge. Seller is in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the Business.
(g)None of the source code or related documentation or materials for any Business Software has been licensed or provided to, or used or accessed by, any Person other than Persons who have a written obligation to a Transferred Entity with respect to such source code or related materials. No Transferred Entity is a party to any source code escrow agreement or otherwise obligated to provide to any Person (or escrow agent for the benefit of any Person) the source code for any Business Software.
(h)To the Knowledge of Seller, none of the Business Software contains any “back door”, “drop dead device”, “time bomb” (as such terms are commonly understood in the software industry), defect, viruses, worms, Trojan horses, bugs, faults, errors, contaminants, effects or other code designed or intended to have or that without user intent will cause, any of the following functions (collectively, “Contaminants”): (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Business Software is stored, installed or used, (ii) damaging or destroying any data or file without the user’s consent, or (iii) sending information to any Transferred Entity or any other Person. To the Knowledge of Seller, none of the Business Software constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry). Each Transferred Entity implements and maintains in all material respects, and Seller and its Affiliates have implemented and maintained in all material respects on behalf of the Transferred Entities, industry standard procedures designed to mitigate against the likelihood that the Business Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.
(i)The consummation of the transactions contemplated hereby will not result in: (i) the loss or impairment of, or any Lien on, any material Business Intellectual Property or Intellectual Property licensed under any Business Material Contracts, (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Business Intellectual Property or Intellectual Property licensed under any Business Material Contracts, (iii) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Business Intellectual Property or Intellectual Property licensed under any Business Material Contracts.
(j)To the Knowledge of the Seller, no Intellectual Property transferred to Purchaser under this Agreement or any other Business Intellectual Property has been necessary in any material respect to conduct the Retained Business as conducted during the six (6) months prior to the Closing Date.
Section 4.17Information Technology; Data Security.

(a)The IT Assets are adequate and sufficient for the Business as currently conducted, other than with respect to IT Assets being provided under the Transition Services Agreement. The IT Assets do not contain any Contaminants that: (i) materially disrupt or materially and adversely affect the functionality of any IT Assets, or (ii) enable or assist any Person to access without authorization any IT Assets. In the past three (3) years there have been no material failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the IT Assets.
(b)In the past three (3) years, none of Seller or its Affiliates (in each case, in connection with the Business) nor any of the Transferred Entities (nor, to the Knowledge of Seller, any third party acting on its or their behalf in connection with such third party’s Processing of Personal Data) has suffered or experienced a material security breach, ransomware incident, unauthorized access to, use or disclosure of or other material adverse events or incidents with respect to any IT Assets or Personal Data of the Business, nor has Seller or its Affiliates (in each case, in connection with the Business) or any of the Transferred Entities been legally required to provide notice to any Person in connection with a security incident or similar event under applicable Data Protection Laws. Seller and its Affiliates and the Transferred Entities: (i) maintain and for the past five (5) years have maintained commercially reasonable and appropriate physical, technical, and organizational security measures and policies designed to protect Personal Data in the possession or under the control, or Processed by or on behalf, of the Business from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure and to protect the IT Assets (including the confidentiality, integrity and accessibility of the IT Assets), and (ii) have taken reasonable steps to ensure that any third party with access to any Personal Data collected by or on behalf of Seller or its Affiliates (in each case in connection with the Business) or any of the Transferred Entities has implemented and maintains the same.
Section 4.18Data Privacy.
(a)Seller and its Affiliates (in each case, in connection with the Business) and each of the Transferred Entities, and to the Knowledge of Seller, any Person acting for or on its or their behalf (in each case, in connection with the Business), are, and in the last three (3) years have been, in compliance in all material respects with all Privacy Requirements. None of Seller or its Affiliates (including the Transferred Entities) or, to the Knowledge of Seller, any third party acting on its or their behalf, has received any written notice of, or been subject to, any claims, charges, investigations or regulatory inquiries related to the Processing of Personal Data in connection with the Business or related to or alleging the violation of any Privacy Requirements in connection with the Business.
(b)None of Seller or its Affiliates (in each case, in connection with the Business) nor any of the Transferred Entities is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Business (under ownership of Purchaser) from Processing any Personal Data in materially the same manner in which the Business Processed such Personal Data prior to the Closing Date. No transfer of Personal Data by Seller or its Affiliates (in each case, in connection with the Business) or any of the

Transferred Entities in connection with the transactions contemplated by this Agreement will violate any Privacy Requirements in any material respect.
Section 4.19Absence of Changes.
(a)From the Latest Balance Sheet Date, there has not been any Business Material Adverse Effect (or any event or circumstance that would reasonably be expected to have or result in a Business Material Adverse Effect).
(b)Except in connection with the preparation for, or negotiation or consummation of, the transactions contemplated by this Agreement (including the Ancillary Agreements), since the Latest Balance Sheet Date, the Transferred Entities and the Business have been operated in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, and except as set forth on Section 4.19(b) of the Seller Disclosure Schedule and except as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, Seller and/or the Transferred Entities have not taken any of the following actions:
(i)(A) amended or proposed to amend the Organizational Documents of any Transferred Entity in any manner, or (B) split, combined or reclassified the Equity Interests of any Transferred Entity;
(ii)issued, sold, pledged, transferred or disposed of, or agreed to issue, sell, pledge, transfer or dispose of, any Equity Interests of any Transferred Entity or issue any Equity Interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued Equity Interests of any Transferred Entity (other than this Agreement and the agreements contemplated hereby) or granted any unit appreciation or similar rights;
(iii)redeemed, purchased or otherwise acquired any outstanding Equity Interests of any Transferred Entity or declared or paid any non-cash dividend or distribution or made any other non-cash distribution to any Person with respect to any Transferred Entity;
(iv)(A) granted, promised or paid to any employee or independent contractor of any Transferred Entity any increase in compensation or benefits (including severance, change in control or retention pay or benefits), except (x) as may be required by the terms of any Benefit Plan or (y) as reflected on Section 4.10(a) of the Seller Disclosure Schedule, (B) modified or established any Transferred Entity Benefit Plan (or any arrangement that would constitute a Transferred Entity Benefit Plan, if adopted), except to the extent required by Law or the terms of any Benefit Plan, or (C) implemented any employee layoffs in violation of the WARN Act or similar foreign Law;
(v)sold, leased, transferred or otherwise disposed of, any material property or assets of any Transferred Entity, except for the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the Ordinary Course of Business;

(vi)except for amendments in the Ordinary Course of Business, amended any Business Material Contract;
(vii)committed or authorized any commitment to make any capital expenditures outside the Ordinary Course of Business, or failed to make material capital expenditures in accordance with the capital budget of any Transferred Entity made available to Purchaser;
(viii)made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law or as otherwise agreed between Seller and Purchaser;
(ix)except in the Ordinary Course of Business, as required by applicable Law or as otherwise expressly contemplated by this Agreement or the Ancillary Agreements: (A) made, revoked or changed any material Tax election, (B) made any change to any material method of Tax accounting, (C) amended any material Tax Return, (D) consented to any settlement of or compromise any material Tax claim or material assessment, (E) entered into a Tax sharing (or similar) agreement or any written agreement with any Governmental Entity, in each case, with respect to material Taxes, (F) requested any ruling or similar guidance from a Governmental Entity with respect to material Taxes, (G) consented to or requested an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of material Taxes or any material Tax Return (other than any extension to file a Tax Return obtained in the ordinary course of business) or (H) incurred any material Tax liability other than in the ordinary course of business; and
(x)authorized, or committed or agreed to take any action described in this Section 4.19(b).
Section 4.20Affiliate Matters. Except for any Contracts to be terminated pursuant to Section 6.7, or any Contracts to provide the services that are to be provided in accordance with any Ancillary Agreement, Section 4.20(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand. Except for Contracts providing for compensation and benefits to employees, Contracts governing an individual’s provision of services to a Transferred Entity and powers of attorney and similar grants of authority made, in each case, in the Ordinary Course of Business, and except as set forth in Section 4.20(b) of the Seller Disclosure Schedule: (i) no director, officer, manager, member, employee or Affiliate of any Transferred Entity is a party to any Contract with any Transferred Entity or has any interest in any material property, whether tangible or intangible, used by the Business or any Transferred Entity, (ii) no director (or any other person performing a similar function), officer, member or Affiliate of any Transferred Entity and, to the Knowledge of Seller, no employee of any Transferred Entity, possesses, directly or indirectly, any material financial interest in, or is a director, officer, manager, equityholder, employee, contractor or consultant of, any Person that is a Top Customer, Top Vendor, or other material business relationship, or competitor of the Business or any Transferred Entity, and (iii) there are no intercompany payables or receivables outstanding between or among the Transferred Entities.

Section 4.21Brokers’ Fees. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees, financial advisor fees, investment banker fees or similar compensation from any Transferred Entity in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, any of its Affiliates or any Transferred Entity.
Section 4.22Top Customers and Vendors.
(a)Section 4.22(a) of the Seller Disclosure Schedule sets forth: (i) the top twelve (12) customers of the Business (each, together with the fourteenth (14th) largest customer of the Business, a “Top Customer”), in each case, based on the dollar amount of revenues recognized by the Business for the twelve (12) month period ended December 31, 2025, and (ii) the revenues generated from each Top Customer during such period.
(b)Section 4.22(b) of the Seller Disclosure Schedule sets forth: (i) the top ten (10) vendors and suppliers of the Business (each a “Top Vendor”), based on the dollar amount of expense recognized by the Business for purchases from such suppliers for the twelve (12) month period ended December 31, 2025, and (ii) the expense recognized for each Top Vendor during such period.
(c)No Top Customer has: (i) given any written notice to Seller or any Transferred Entity that it intends to stop, terminate or decrease its business relationship with the Business or any Transferred Entity, materially change the payment or price terms with respect to purchasing products or services from the Business or any Transferred Entity, or asserted any material performance failure or material deficiency in respect of the products or services provided by the Business or any Transferred Entity, or (ii) during the past twelve (12) months decreased or terminated its business relationship with the Business or any Transferred Entity, except, in the case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.
(d)No Top Vendor has: (i) given any written notice to Seller or any Transferred Entity that it intends to stop or decrease supplying products or services to the Business or any Transferred Entity, terminate its business relationship with the Business or any Transferred Entity, materially change the payment or price terms with respect to supplying products or services to the Business or any Transferred Entity, or (ii) during the past twelve (12) months decreased or terminated supplying products or services to the Business or any Transferred Entity, except, in the case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.
(e)None of the Top Customers or Top Vendors have delivered notice to Seller or any of its Affiliates of any claims for which such Persons are seeking indemnification from Seller or their Affiliates, in each case that Relates to the Business.
Section 4.23Bank Accounts. Section 4.23 of the Seller Disclosure Schedules sets forth, with respect to each of the bank accounts of the Transferred Entities: (a) the name of the bank or other financial institution at which such account is maintained, (b) the account number, (c) the type of account, and (d) the names of all authorized signatories for such account.
Article V

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER
The Purchaser represents and warrants to Seller that the statements in this Article V are true, complete, and correct as of the date of this Agreement.
Section 5.1Organization and Qualification. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware, and Purchaser has all requisite corporate or other organizational power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.2Authority. Purchaser has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller or applicable members of the Seller Group, constitute, a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.3No Conflicts.
(a)No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser, as applicable, of the transactions contemplated hereby or thereby, except any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser is party, nor the consummation by Purchaser, as applicable, of the transactions contemplated hereby or thereby will: (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Purchaser, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.4Litigation. As of the Closing Date: (i) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (ii) Purchaser is not subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.5Broker’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 5.6Investment Decision. Purchaser is acquiring the Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interests. Purchaser acknowledges that the Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.
Section 5.7Financial Ability. Purchaser has sufficient immediately available funds to pay the full Purchase Price and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.
Section 5.8Solvency. Assuming the truth and accuracy of the representations and warranties set forth in Article IV, and assuming that each Transferred Entity is Solvent as of immediately prior to the Closing, then as of immediately following the Closing, and immediately after giving effect to the transactions contemplated hereby, each Transferred Entity will be Solvent. For purposes of the foregoing, “Solvent,” with respect to each Transferred Entity, means: (a) the amount of the “present fair saleable value” of the assets of such member of the Company Group shall, as of such date, exceed the amount of all “liabilities” of such Transferred Entity, “contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (b) the present fair saleable value of the assets of such Transferred Entity shall, as of such date, be greater than the amount that shall be required to pay the Liability of such

Transferred Entity on its debts as its debts become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any Transferred Entity.
Section 5.9Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis were done by Purchaser and its Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives (except the representations, warranties and agreements of Seller expressly set forth in this Agreement and the Ancillary Agreements). Purchaser further acknowledges that no Representative of Seller, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and the Ancillary Agreements and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III or Article IV of this Agreement.
Section 5.10No Other Business Representations or Warranties. Purchaser, on its own behalf and on behalf of its Affiliates acknowledges and agrees that it has relied exclusively on the representations, warranties and covenants of Seller and its Affiliates contained in this Agreement and the Ancillary Agreements and that, except for the representations and warranties of Seller and its Affiliates contained in this Agreement and the Ancillary Agreements, none of Seller or its Affiliate, or any other Person or entity on behalf of Seller or its Affiliate, has made or makes, and Purchaser and its Affiliates have not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to the Business, Seller, the Transferred Entities, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Purchaser or its Representatives by or on behalf of Seller or any Affiliate or Representative thereof.
Section 5.11No Additional Purchaser Representation or Warranties. Except as set forth in this Article V or any Ancillary Agreement executed by Purchaser, none of Purchaser, its Affiliates, or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Purchaser or its Affiliates. Any such other representation or warranty is hereby expressly disclaimed.

Article VI

COVENANTS OF THE PARTIES
Section 6.1Access to Books and Records.
(a)From and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Seller and its Representatives, during normal business hours and upon reasonable notice, access to the books and records of each Transferred Entity, to the extent that such access may be reasonably requested for the purposes of complying with any applicable Tax, financial reporting, regulatory requirements, any potential Action or investigation by or before a Governmental Entity (unless Purchaser or any Transferred Entity is or could reasonably be expected to be adverse to Seller or any of its Affiliates in such matter), or other Governmental Entity reporting obligations and in each case solely with respect to periods or occurrences prior to the Closing Date.
(b)Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date, solely to the extent maintained by, or delivered to, a Transferred Entity before the Closing Date, for a period of seven (7) years following the Closing Date and not to destroy or otherwise dispose of any such books and records for any period prior to the Closing Date without first offering to surrender to Seller such books and records, or any portion thereof, that Purchaser or the applicable Transferred Entity may intend to destroy or dispose of.
Section 6.2Confidentiality.
(a)For a period of thirty-six (36) months after the date of this Agreement, Seller shall, and shall cause its Subsidiaries and Representatives to, hold in confidence and not use for any purpose any information that is nonpublic, proprietary or competitively sensitive (“Confidential Business Information”) to the extent relating to any Transferred Entity and/or the Business from and after the Closing; provided that the foregoing restriction shall not apply to information: (i) that becomes available on a non-confidential basis to Seller or any of its Subsidiaries from and after the Closing from a third-party source that is not known by Seller or its applicable Subsidiaries, after reasonable inquiry, to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Seller or any of its Representatives or Subsidiaries of this Section 6.2(a), (iii) to the extent used by Seller or any of its Subsidiaries (A) to enforce its or their rights in any Action, or (B) to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Seller or any of its Subsidiaries, on the one hand, and Purchaser or any of its Affiliates, on the other hand, provided that, in each case, such use or disclosure is limited to the extent reasonably required for such purpose, (iv) that is, following the Closing, independently developed or derived by Seller or any of its Subsidiaries without use of such Confidential Business Information, or (v) that Seller or any of its Subsidiaries is required by Law or required or requested pursuant to legal or regulatory process to use or disclose, including any SEC, Tax or financial reporting requirements; provided, further, that, (x) to the extent not prohibited by applicable Law or such legal or regulatory process, Seller shall provide Purchaser prompt written notice of any such required or requested disclosure so that Purchaser may seek an appropriate protective order or other appropriate remedy; provided, however, that Seller shall not be required to deliver such notice more than once with respect to the same Confidential Business Information, and (y) Seller shall disclose only that portion of the Confidential Business Information that is legally required to be disclosed.
(b)For a period of thirty-six (36) months after the date of this Agreement, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, hold in confidence and not use for any purpose any Confidential Business Information to the extent relating to the Retained Businesses from and after the Closing; provided that the foregoing restriction shall not apply to information: (i) that becomes available on a non-confidential basis to Purchaser or any of its Subsidiaries from and after the Closing from a third-party source that is not known by Purchaser or its applicable Subsidiaries to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Purchaser or any of its Subsidiaries of this Section 6.2(b), (iii) to the extent used by Purchaser or any of its Subsidiaries: (A) to enforce its or their rights in any Action, or (B) to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Purchaser or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, provided that, in each case, such use or disclosure is limited to the extent reasonably required for such purpose, (iv) that is, following the Closing, independently developed or derived by Purchaser or any of its Affiliates without use of such Confidential Business Information, or (v) that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose; provided, further, that, (x) to the extent not prohibited by applicable Law or such legal or regulatory process, Purchaser shall provide Seller prompt written notice of any such required or requested disclosure so that Seller may seek an appropriate protective order or other appropriate remedy; provided, however, that Purchaser shall not be required to deliver such notice more than once with respect to the same Confidential Business Information, and (y) Purchaser shall disclose only that portion of the Confidential Business Information that is legally required to be disclosed.
Section 6.3Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be in the form heretofore agreed to by Seller and Purchaser. No party to this Agreement nor any Representative of such party shall issue or cause the publication of any press release or make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except: (a) as may be required by Law or stock exchange rules (in the reasonable opinion of counsel), in which case the disclosing party shall, to the extent legally permissible, provide the other party with a reasonable opportunity to review and comment on such press release, public announcement or disclosure prior to publication or filing (it being acknowledged that Seller may, subject to the requirements in this Section 6.3, disclose this Agreement and the transactions contemplated hereby on a Current Report on Form 8-K and other filings pursuant to the Securities Act or Exchange Act), or (b) to the extent the contents of such release or announcement have previously been released publicly, or are consistent in all material respects with materials or disclosures that have previously been released publicly, by a party hereto without violation of this Section 6.3.
Section 6.4Shared Contracts. Except as otherwise agreed in writing by Seller and Purchaser or as otherwise provided in this Agreement or any Ancillary Agreement, until the earlier of eighteen (18) months following the Closing Date and the expiration or termination date of the applicable Shared Contract, Seller and Purchaser shall (and shall cause their Representatives to) use reasonable best efforts, to obtain or structure an arrangement for the applicable Transferred Entity to receive the rights and benefits, and bear the obligations and burdens, of such portion of any such Shared Contract to the extent relating to the Business, as reasonably determined by Seller and Purchaser in good faith; provided that Seller and its Representatives shall not be required to take any action that would: (a) constitute a breach or other contravention of the rights of any Person(s), (b) contravene applicable Law or any such Shared Contract, or (c) adversely affect the contractual rights of Seller or any of its Affiliates in any material respect; provided, further, that if any such arrangement results in a charge that would affect the Post-Closing Adjustment in a manner adverse to Seller, such charge shall be disregarded in such calculations; provided, further, that, solely with respect to the Shared Customer Contracts, all such third party fees, costs and expenses (but not the payment obligations relating to the delivery of services after Closing to the Business under such Shared Customer Contracts) incurred in connection with obtaining or structuring any such arrangement, including any consent, separation, amendment, sublicense, subcontract, sublease or replacement arrangement necessary to provide the applicable Transferred Entity with the benefit of such Shared Customer Contract as contemplated hereby, shall be borne by Seller (for the avoidance of doubt, to the extent any Shared Contract relates to vendor services that are provided to the Business, any third-party fees, costs and expenses relating to such Shared Contracts shall be governed exclusively by the terms and conditions of the Transition Services Agreement). Seller shall not terminate, amend, waive or otherwise modify any Shared Contract without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 6.5Delayed Assignment of Assets.
(a)Notwithstanding any other provision of this Agreement to the contrary, and except with respect to any Shared Contract, which shall be governed exclusively by Section 6.4, this Agreement shall not constitute an agreement to assign or transfer any asset, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of any third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of applicable Law, and such consent has not been obtained on or prior to the Closing Date.
(b)If, on the Closing Date, any such consent has not been obtained, or if any such attempted assignment or transfer would be ineffective or would violate applicable Law, then, for the eighteen (18)-month period following the Closing Date (or, with respect to any such asset that is a Contract, until the earlier of the expiration or termination of such Contract in accordance with its terms), Seller and Purchaser shall use reasonable best efforts to obtain such consent as promptly as practicable following the Closing. Pending receipt of any such consent, Seller and Purchaser shall use reasonable best efforts to cooperate in a mutually agreeable arrangement pursuant to which, to the extent permitted by applicable Law: (i) Purchaser would receive the benefits of, and assume the obligations, burdens and economic and other Liabilities associated with, such asset, claim, right or benefit in accordance with this Agreement, including by means of subcontracting, sublicensing or subleasing, or (ii) the applicable member of the Seller Group would, at Seller’s expense and for the benefit of Purchaser, enforce any rights of Seller and its Subsidiaries associated with such asset, claim, right or benefit. Seller shall promptly pay Purchaser, when received, all monies received by Seller or its Affiliates under any such asset, claim, right or benefit, without deduction, setoff or netting for any related costs or expenses.
(c)Nothing in this Section 6.5 shall require any member of the Seller Group or any of its Affiliates to commence or participate in any Action in connection with obtaining any such consent or otherwise pursuant to this Section 6.5; provided, however, that Seller shall bear all third-party fees, costs and expenses incurred in connection with obtaining any such consent or implementing any arrangement contemplated by this Section 6.5. If any such assignment or transfer contemplated by this Section 6.5 results in a charge that would affect the Post-Closing Adjustment in a manner adverse to Seller, such charge shall be disregarded in such calculations.
(d)Seller shall keep Purchaser reasonably informed regarding the status of obtaining any such consent and any material communications, developments or actions with respect thereto, and shall consult with Purchaser in good faith regarding any proposed arrangement, enforcement strategy or other material step affecting the Business. To the extent permitted by applicable Law and the applicable Contract, Purchaser shall have the right, at its own expense, to participate in any substantive discussions or negotiations with the applicable third party relating to such consent, asset, claim, right or benefit.
Section 6.6Intercompany Accounts; Cash.
(a)Prior to the Closing: (i) all intercompany loans or accounts between any member of the Seller Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated, in each case without any Liability to Purchaser or any Transferred Entity from and after the Closing, (ii) the Transferred Intercompany Accounts shall be transferred from Seller to the Company pursuant to the Restructuring Agreement, and (iii) any and all Cash of the Transferred Entities may be taken from the Transferred Entities by Seller or other Affiliates of Seller only to the extent expressly reflected in the calculation of Closing Cash Amount, Closing Indebtedness Amount, Closing Transaction Expenses Amount or Closing Working Capital, as applicable, pursuant to this Agreement (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations and the settling of intercompany loans or accounts).
(b)Notwithstanding anything to the contrary in this Agreement, only those certain intercompany accounts between or among any of the Transferred Entities set forth on

Section 4.19(b)(iii) of the Seller Disclosure Schedule shall remain outstanding following the Closing.
Section 6.7Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all transfer pricing agreements, arrangements, policies and Contracts and all obligations to provide goods, services or other benefits, by any member of the Seller Group, on the one hand, and any Transferred Entity on the other hand, that are not otherwise covered by Section 6.6, shall be terminated without any party having any continuing obligations or Liability to the other, except for: (a) this Agreement and the Ancillary Agreements, and (b) the other arrangements, understandings or Contracts listed in Schedule 6.7 of this Agreement.
Section 6.8Insurance. From and after the Closing, the Transferred Entities shall cease to be insured by the Seller Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business or any Transferred Entity; provided, however, that the Transferred Entities shall continue to be entitled to any applicable liability insurance coverage under the Seller Group’s current or historical insurance policies, as applicable, for any claims against the Transferred Entities or arising from the operation of the Business to the extent relating to any period, act, omission, event or circumstance occurring or existing prior to the Closing, in each case to the extent covered by the terms of such policies. Any entitlement to insurance coverage under the Seller Group’s current or historical insurance policies conferred upon the Transferred Entities by the preceding sentence is expressly contingent upon the Transferred Entities satisfying any self-insured retention, deductible or other insurance-related charges related to such claim, and, for the avoidance of doubt, any such self-insured retention, deductible or other insurance-related charges relating to claims arising out of periods, acts, omissions, events or circumstances occurring or existing prior to the Closing shall be borne by Purchaser. Solely with respect to claims for pre-Closing periods, acts, omissions, events or circumstances relating to the Business or any Transferred Entity, Seller shall, and shall cause its Affiliates to use commercially reasonable efforts to maintain, or cause to be maintained, the availability of such coverage and to cooperate with Purchaser and the Transferred Entities in connection with the presentation, pursuit and administration of any such claims, including by providing reasonable access to relevant policy information and claims history, in each case at Purchaser’s cost and expense, it being understood that Purchaser shall not be responsible for costs and expenses related to the maintenance of any Seller insurance policies. For the avoidance of doubt, the Seller Group shall have no obligation for any self-insured retentions, deductibles or other insurance-related charges related to any claims against any of the Transferred Entities to the extent relating to claims for post-Closing periods, acts, omissions, events or circumstances. The Seller Group may amend, effective at the Closing, any insurance policies and ancillary arrangements to the extent necessary to give effect to this Section 6.8 and not in a manner that would materially and adversely impair the rights of the Transferred Entities under this Section 6.8. Except as otherwise set forth in this Section 6.8, from and after the

Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Business from and after the Closing. Purchaser further covenants and agrees not to (directly or through the Transferred Entities) seek to assert or to exercise any rights or claims of any Transferred Entities or the Business under or in respect of any past or current insurance policy of the Seller Group under which any Transferred Entity or the Business is a named insured, except to the extent expressly permitted by this Section 6.8 with respect to claims relating to pre-Closing periods, acts, omissions, events or circumstances.
Section 6.9D&O Indemnity.
(a)The parties hereto agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement, the transactions contemplated hereunder, and any consents, certificates and other documents signed at Purchaser’s request in connection with Purchaser’s financing; provided that, notwithstanding anything to the contrary set forth in this Agreement, neither any Transferred Entity nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Purchaser’s financing that is not contingent on the Closing or that would be effective prior to the Closing), that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager or officer of a Transferred Entity (each, a “D&O Indemnified Person”), including as provided in the Organizational Documents of a Transferred Entity, or in any Contract between a D&O Indemnified Person and a Transferred Entity set forth on Schedule 6.9 of this Agreement (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for six (6) years following the Closing Date. In furtherance of the foregoing, for the six (6)-year period following the Closing Date, Purchaser will cause the Transferred Entities to, and the Transferred Entities shall, (i) maintain in the Organizational Documents of each of the Transferred Entities provisions with respect to indemnification, advancement of expenses and exculpation from liability that are no less favorable, in the aggregate, to each D&O Indemnified Person as those contained in such Organizational Documents as in effect on the date hereof, and such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person; provided, however, that nothing in this Section 6.9 shall require Purchaser, any Transferred Entity or any other Person to indemnify, exculpate or advance expenses to any D&O Indemnified Person for any losses, claims, damages, costs, expenses, Liabilities, judgments or amounts that (A) are paid in settlement of or in connection with any Action based on Fraud committed by such D&O Indemnified Person, (B) are in excess of amounts permitted by applicable Law, or (C) for which such D&O Indemnified Person is otherwise obligated to indemnify Purchaser or any of its Affiliates under this Agreement or any Ancillary Agreement.
(b)If Purchaser or any Transferred Entity (or any of its successors or assigns): (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 6.9.
(c)For a period of six (6) years from the Closing, Seller shall, or shall cause its Affiliate to, maintain with an insurance carrier with the same or better credit rating as the Transferred Entities’ current insurance carrier with respect to directors’ and officers’ liability insurance on terms no less favorable, in the aggregate, than the directors’ and officers’ liability insurance maintained by Seller or its Affiliates immediately prior to the Closing, for the benefit of the D&O Indemnified Persons with respect to acts or omissions occurring at or prior to the Closing Date (including in connection with this Agreement and the transactions contemplated hereunder) (such policies, the “D&O Policy”). For the avoidance of doubt, maintenance of coverage by Seller under the D&O Policy shall be provided in lieu of a separate prepaid insurance policy (i.e., “tail coverage”), and Seller shall bear any premiums associated with such maintenance. Any (i) non-premium fees, costs and expenses (including any amounts within the retention or any costs associated with pursuing coverage) under such D&O Policy relating to any claims against the D&O Indemnified Persons and/or the Transferred Entities with respect to acts or omissions occurring at or prior to the Closing Date and (ii) fees, costs and expenses relating to this Section 6.9 shall, in each case, be borne by Purchaser.
(d)The provisions of this Section 6.9 will survive the Closing. This Section 6.9 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes. Purchaser will pay, or will cause the Transferred Entities to pay, as and when incurred by any Person referred to in the immediately preceding sentence, all fees, costs, charges and expenses (including attorneys’ fees and expenses) incurred by such Person in enforcing such Person’s rights under this Section 6.9. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.9 will not be terminated, revoked, modified or amended in any way so as to adversely affect any such Person without the written consent of such Person.
Section 6.10Litigation Support. In the event and for so long as any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such other party) in connection with: (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance or transaction relating to, in connection with or arising from the Retained Businesses, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Entity and any portion of the Business that was historically part of the Seller Group), as applicable, Purchaser or Seller, as applicable, shall, and shall cause its respective Affiliates (and shall use its commercially reasonable efforts to cause its and their other Representatives) to, at the expense of the other party, use commercially reasonable efforts to cooperate with the other party (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that the requesting party shall promptly, and in no case longer than forty-five (45) days following receipt of an invoice therefore, reimburse the responding party only for its reasonable, documented out-of-pocket third-party costs and expenses actually incurred in providing such cooperation, and in no event shall the responding party be required to make employees or personnel available to the extent such cooperation would unreasonably interfere with the business or operations of the responding party or its Affiliates. Except as set forth on Schedule 9.7, from and after the Closing: (i) Seller hereby agrees to, to the extent applicable, move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions Related to the Business for any member of the Seller Group, and for such member of the Seller Group to be released from any and all such Actions effective as of the Closing, at Seller’s sole cost and expense, and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not Related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions, at Purchaser’s sole cost and expense. No party shall be required to waive privilege or disclose any information the disclosure of which would violate applicable Law, fiduciary duty or any binding confidentiality obligation owed to a third party; provided that the parties shall use commercially reasonable efforts to implement alternative arrangements to permit the maximum practicable cooperation in a manner that does not result in such waiver or violation including without limitation the entry into joint defense agreements. In the event of any conflict between this Section 6.10 and Article IX, Article IX shall control.
Section 6.11Misdirected Payments.
(a)Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing: (i) if any payments due with respect to the Business or the Transferred Entities are paid in error to any member of the Seller Group, Seller shall, or shall cause the applicable member of the Seller Group to, promptly (and in any event within ten (10) Business Days after receipt) remit by wire or draft such payment to an account designated in writing by Purchaser, together with any interest or other amounts received thereon, and (ii) if any payments due with respect to the Retained Businesses are paid in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or shall cause its Affiliates to, promptly (and in any event within ten (10) Business Days after receipt) remit by wire or draft such payment to an account designated in writing by Seller, together with any interest or other amounts received thereon.
(b)The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.11(a) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment referenced in Section 6.11(a) after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law. For the avoidance of doubt, Section 6.11(a) shall not apply to Tax refunds or credits, which are governed by Section 8.5. Pending remittance of any such payment, the recipient thereof shall hold such payment solely as agent or nominee for the party entitled thereto and shall not commingle such payment with its own funds.
Section 6.12Wrong Pocket. To the extent that a party to this Agreement becomes aware, within four (4) years following the Closing Date, that: (a) any asset that is related to the Retained Business or any asset that is not Related to the Business was transferred to Purchaser (a “Wrong Pocket Asset”); or (b) any liability which would constitute an Assumed Liability was retained by the Seller Group or any liability which would not constitute an Assumed Liability was assumed by Purchaser or by a Transferred Entity (a “Wrong Pocket Liability”) the applicable party holding such Wrong Pocket Asset or Wrong Pocket Liability shall promptly upon becoming aware of such Wrong Pocket Asset or Wrong Pocket Liability give notice in writing of the same to the party which should hold such Wrong Pocket Asset or Wrong Pocket Liability under this Agreement (the “Right Pocket”). The parties shall: (i) cause any Person holding a Wrong Pocket Asset, as soon as practicable and so far as it is able pursuant to applicable Law, to transfer such Wrong Pocket Asset to the Right Pocket for no additional consideration; (ii) cause the Right Pocket to assume from the holder of any Wrong Pocket Liability any Wrong Pocket Liability for no additional consideration; (iii) provide such assistance as is reasonably requested for the purposes of giving effect to this Section 6.12; and (iv) until the time that the foregoing transfer takes place or until such other arrangements are put in place, cause any Person holding a Wrong Pocket Asset to hold the relevant asset and the benefit of any right attaching to any such asset (including, for the avoidance of doubt, any sum or any right or entitlement to receive the same) in trust for the benefit of the Right Pocket and shall account to it accordingly (less any Tax suffered by the holder of the Wrong Pocket Asset thereon).
Section 6.13Use of Seller Names; License.
(a)Except as expressly provided in this Section 6.13 and the Marks included in the Business Intellectual Property, neither Purchaser nor any of its Affiliates (including, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks of Seller or any of its Affiliates, including Seller’s Comscore logo, the word “Comscore,” and Seller’s design Marks, or any variations or derivatives thereof or any names, trademarks, service Marks or logos of Seller or any of its Affiliates, or any name, trademark, service Mark or logo that is similar to any of the foregoing (collectively, the “Seller Names”).
(b)The Transferred Entities may continue temporarily to use the Seller Names following the Closing, and solely in a manner consistent with the continued operation of the Business immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates, to: (i) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates (other than to note that the Seller was formerly the owner of the Business), and (ii) use commercially reasonable efforts to minimize and eliminate use of the Seller Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within six (6) months thereafter except to the extent required for the delivery or receipt of services under the

Transition Services Agreement), Purchaser shall and shall cause each of the Transferred Entities to: (A) cease and discontinue use of all Seller Names, and (B) complete the removal of the Seller Names from all products, signage, vehicles, properties, technical information, stationery and promotional, any electronic medium or website, or other marketing materials and other assets.
(c)Purchaser agrees that use of the Seller Names by the Transferred Entities pursuant to this Section 6.13 shall be at a level of quality equal to or greater than that used by the Transferred Entities in the operation of the Business immediately prior to the Closing and such use shall comply with all applicable Laws and industry practices. All goodwill associated with such use shall inure to the benefit of the owner of the Seller Names. Neither Purchaser nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Seller Names or the goodwill of Seller and its Affiliates associated therewith. Without limiting the foregoing, Purchaser and its Affiliates shall not: (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Seller Name, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Seller Name, or (iii) contest the ownership or validity of any Seller Name. Without limitation to any other remedies, if Purchaser or its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller or any of its Affiliates in relation to the use of the Seller Names, Seller may immediately terminate the rights provided to Purchaser hereunder and Seller shall be entitled to seek a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 10.11.
(d)Nothing in this Section 6.13 shall prohibit the Transferred Entities from using any of the Seller Names in a text-only form in connection with historical, tax, employment or similar references to the Business, for purposes of prospectus and similar disclosures as are necessary and appropriate to describe the historical relationship of the Transferred Entities and Seller and its Affiliates (other than the Transferred Entities), or as otherwise required to comply with applicable Law.
Section 6.14Use of Transferred Marks; License.
(a)Except as expressly provided in this Section 6.14, neither Seller nor any of its Affiliates (excluding, from and after the Closing, the Transferred Entities) shall use or have the right to use or any other rights in, any Marks included in the Business Intellectual Property or any variations or derivatives thereof or any Mark that is confusingly similar to any of the foregoing (collectively, the “Transferred Marks”).
(b)Seller and its Affiliates may continue temporarily to use the Transferred Marks following the Closing, and solely in a manner consistent with the continued operation of their respective businesses immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Seller shall, and shall cause its Affiliates, to: (i) immediately after the Closing, cease to hold itself out as having any affiliation with the Transferred Entities, and (ii) use commercially reasonable efforts to minimize and eliminate use of the Transferred Marks by it or any of its Affiliates. In any event, as soon as practicable after the Closing Date (and in any event within six (6) months thereafter except to the extent required for the delivery or receipt of services under the Transition Services Agreement), Seller shall and shall cause each of Affiliates, as applicable, to: (A) cease and discontinue use of all Transferred Marks, and (B) complete the removal of the Transferred Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, and other assets.
(c)Seller agrees that use of the Transferred Marks by Seller or any of its Affiliates pursuant to this Section 6.14 shall be at a level of quality equal to or greater than that used by Seller and its Affiliates in the operation of their respective businesses immediately prior to the Closing and such use shall comply with all applicable Laws and industry practices. All goodwill associated with such use shall inure to the benefit of Transferred Entities. Neither Seller nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Transferred Marks or the goodwill of the Transferred Entities associated therewith. Without limiting the foregoing, Seller and its Affiliates shall not: (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Transferred Mark, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Transferred Mark, or (iii) contest the ownership or validity of any Transferred Mark. Without limitation to any other remedies, if Seller or its Subsidiaries fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Transferred Entities in relation to the use of the Transferred Marks, the Transferred Entities may immediately terminate the rights provided to Seller hereunder and the Transferred Entities shall be entitled to seek a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 10.11.
Section 6.15Use of Seller Websites; Redirects. Following the Closing until the Transition Date, Seller shall use reasonable efforts to maintain and operate the Covered Domain Pages on behalf of the Company and Purchaser in substantially the same manner as such pages were maintained and operated prior to the Closing, provided that all parties shall cooperate to implement domain-related redirections from the Covered Domain Pages to sites owned or operated by the Company or Purchaser. This includes making reasonable modifications as requested by the Company or Purchaser from time to time in order to ensure the maintenance, operation and redirection of the relevant pages until the Transition Date. Such modifications include updates to domain-related configurations and records, including domain names, subdomains, DNS zones, authoritative server records, CNAME, MX records, and TTL settings. During such period, Seller shall reasonably cooperate with the Company and Purchaser to transition the Covered Domain Pages and other domain names used by the Business, including by providing relevant scripts, code, content, and related information in a format reasonably requested by the Company or Purchaser.
Section 6.16Release.
(a)Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller and its Affiliates (other than the Transferred Entities) and its and their past, present or future Representatives and each of their respective heirs, executors, administrators, successors and assigns, in each case, in their capacities as direct or indirect equityholders of the Transferred Entities or Representatives of any member of the Seller Group or any Transferred Entity, as applicable (such released Persons, the “Seller Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, contingent or absolute, asserted or unasserted, arising out of or related to events, circumstances or actions taken by the Seller Releasees and/or the Transferred Entities in connection with the Business occurring or failing to occur, in each case, at or prior to the Closing, other than in each case: (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) any intercompany accounts between or among any of the Transferred Entities, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.6, (iv) the other arrangements, understandings or Contracts listed in Schedule 6.7 of this Agreement, and (v) any claim based on Fraud. Purchaser shall not make, and shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any Seller Releasee with respect to any Liabilities released pursuant to this Section 6.16(a).
(b)Effective as of the Closing, Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser and its Affiliates (including the Transferred Entities) and its and their past, present or future Representatives and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Transferred Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, contingent or absolute, asserted or unasserted, arising out of or related to events, circumstances or actions taken by the Transferred Releasees in connection with the Business occurring or failing to occur, in each case, at or prior to the Closing, other than in each case: (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) any intercompany accounts between or among any of the Transferred Entities, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.6, (iv) the other arrangements, understandings or Contracts listed in Schedule 6.7 of this Agreement, and (v) any claim based on Fraud. Seller shall not make, and Seller shall not permit any of its Affiliates to make, and Seller covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 6.16(b).
(c)The Seller Releasees and the Transferred Releasees are intended third-party beneficiaries of this Section 6.16 solely with respect to the rights expressly granted to them hereunder, and this Section 6.16 may be enforced by each of them in accordance with its terms in respect of such rights. Other than with respect to matters expressly excluded from the applicable release under Section 6.16(a) or Section 6.16(b), the release provided for in Section 6.16(a) and Section 6.16(b) may be pleaded by any Seller Releasee or Transferred Releasee, as applicable, as a full and complete defense and may be used as the basis for an injunction against any Action at law or equity instituted or maintained against any of them in violation of this Section 6.16. If any claim released pursuant to Section 6.16(a) or Section 6.16(b) is brought or maintained by Purchaser, Seller or any of their respective Affiliates, as applicable, against any Seller Releasee or Transferred Releasee, as applicable, in violation of such release, the releasing party shall be responsible for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by the applicable released party in defending the same.
(d)If any provision of this Section 6.16 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 6.16 shall remain in full force and effect. Any provision of this Section 6.16 held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 6.17Release of Seller Group Guarantees. Promptly following the Closing, Seller and, if required, Purchaser shall obtain the release, substitution or replacement of all guarantees, letters of credit, comfort letters, keepwell agreements, surety bonds and other similar instruments or obligations set forth on Schedule 6.17 (collectively, the “Seller Group Guarantees”), including by arranging for the issuance of replacement guarantees or other credit support by Purchaser, its Affiliates, or a Transferred Entity, as applicable, in each case on terms and conditions that are not less favorable to Purchaser than the terms and conditions applicable to the Seller Group on the date hereof, and in form and substance reasonably acceptable to the applicable beneficiary. To the extent that any Seller Group Guarantee has not been released, substituted or replaced as of or prior to the Closing: (a) Purchaser shall continue to use commercially reasonable efforts to effect such release, substitution or replacement as promptly as practicable following the Closing, (b) Purchaser shall indemnify and hold harmless each member of the Seller Group and its Affiliates from and against any and all Losses arising out of or in connection with any Seller Group Guarantee that remains outstanding after the Closing solely to the extent such Losses arise from obligations of the Business, the Transferred Entities or Purchaser first arising from and after the Closing, and (c) Purchaser shall not, and shall cause its Affiliates and the Transferred Entities not to, take any action that would increase or extend the obligations of any member of the Seller Group or its Affiliates under any such outstanding Seller Group Guarantee without the prior written consent of Seller and the applicable member of the Seller Group. The Seller Group shall cooperate with Purchaser in connection with Purchaser’s efforts under this Section 6.17, including by providing such information and executing such documents as may be reasonably requested by Purchaser in connection with the release, substitution or replacement of the Seller Group Guarantees; provided that Seller and the Seller Group shall use commercially reasonable efforts to obtain such release, substitution or replacement and shall not unreasonably withhold, condition or delay any cooperation, consent or approval reasonably requested by Purchaser in connection therewith. Notwithstanding anything to the contrary herein, Purchaser shall not be obligated to replace any Seller Group Guarantee to the extent such Seller Group Guarantee relates to any Retained Business. Purchaser shall have no obligation under clause (b) with respect to any Losses arising from any breach, inaccuracy, default, act, omission, event or circumstance occurring or existing at or prior to the Closing, except to the extent resulting from actions taken by Purchaser, its Affiliates or the Transferred Entities from and after the Closing. Any indemnification obligation of Purchaser under this Section 6.17 shall be subject to Article IX.
Section 6.18R&W Insurance. Prior to or simultaneously with the Closing, Purchaser shall cause [***] (the “R&W Insurer”) to effectuate the buyer-side representations and warranties insurance policy, bound by the R&W Insurer on the date hereof, having terms and conditions as set forth in the Binder Agreement dated as of the date hereof, a draft of which has been delivered to Seller prior to the date of this Agreement (the “R&W Insurance Policy”). Purchaser shall cause the R&W Insurance Policy to provide that the R&W Insurer has no subrogation rights against, and shall waive and not pursue any and all indemnification, contribution, subrogation or other recovery rights against Seller and its Affiliates, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and Representatives, and each of their respective successors and assigns (collectively, the “Seller Related Parties”) except solely against Seller in the case of Fraud committed by Seller in making the representations and warranties in Article III or Article IV, and the Seller Related Parties shall be express third-party beneficiaries of such foregoing waiver of subrogation and similar rights. Purchaser will not amend the waiver of subrogation or third-party beneficiary provisions contained in the R&W Insurance Policy benefitting Seller or otherwise amend or modify the R&W Insurance Policy in a manner that would have an adverse effect on Seller without the prior written consent of Seller. Seller agrees to pay the total premium, underwriting fees, brokerage commissions and related taxes, fees and expenses payable in connection with the R&W Insurance Policy, up to a maximum cap of [***] (the “R&W Costs Cap”); provided that Purchaser shall be responsible for any premium, underwriting fees, brokerage commissions and related taxes, fees and expenses payable in connection with the R&W Insurance Policy that are in excess of such R&W Costs Cap.
Section 6.19Restrictive Covenants.
(a)From the Closing until the fifth (5th) anniversary thereof (the “Restriction Period”), Seller shall not, directly or indirectly, on behalf of Seller or any other Person, hire, engage or solicit for employment, or induce, entice or encourage to cease or curtail their employment or engagement with the Transferred Entities, any employee, individual independent contractor or consultant of the Transferred Entities (each, a “Restricted Person”), unless Seller shall have previously obtained a written release from an authorized representative of Purchaser specifically permitting an action that would otherwise be prohibited by the provision of this Section 6.19(a). Notwithstanding the foregoing, without limiting the restrictions on hiring and engaging of Restricted Persons during the Restriction Period, the restrictions of this Section 6.19(a) shall not prevent Seller from placing general advertisements or using general search firm services with respect to a particular geographic or technical area or similar means of general solicitation, but which are not targeted, specifically, towards any Restricted Persons or group of Restricted Persons. Seller may hire, engage or solicit for employment any Person who has not been an employee of the Transferred Entities for one hundred eighty (180) days prior to such employment, hiring or other retention or engagement.
(b)During the Restriction Period, Seller shall not, and shall cause each member of the Seller Group not to, directly or indirectly, other than to the extent required to perform its respective obligations hereunder or under any Ancillary Agreement, as a principal, partner, shareholder, member, agent, trustee, employee, consultant, investor, director or otherwise: (i) compete in, assist in or with, manage, operate, control, participate in, provide financial resources to, render services that are the same or similar to the services that were provided by the Transferred Entities in the twelve (12) months prior to Closing, or maintain any interest in any Person or business that is engaged in the Business; or (ii) solicit, encourage or induce any vendor, customer or client to discontinue or reduce doing business with the Transferred Entities, or otherwise intentionally interfere with the relationship between the Transferred Entities and any vendor, customer or client. Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.19(b) shall prohibit or restrict Seller or any Affiliate thereof from being or becoming a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation, partnership, limited liability company or other Person that is listed on a public securities exchange.
(c)During the Restriction Period, Seller agrees that it will not, and will cause each of its Affiliates not to, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about Purchaser, the Transferred Entities or any of their respective Affiliates, or the Business; provided, that the foregoing shall not be deemed to prohibit or limit (i) any truthful statements to be made in any litigation or other legal or regulatory proceeding or required filing, (ii) reporting in good faith possible violations of Law to any government agency, exercising any rights under Section 7 of the National Labor Relations Act, in each case, solely to the extent such disclosure, report or exercise of rights is protected by applicable Law, (iii) discussing or disclosing any sexual assault or sexual harassment dispute solely to the extent such disclosure or discussion may not be restricted under applicable Law, or (iv) making a proportionate, truthful public response reasonably necessary to correct or respond to a prior public statement by Purchaser, its Affiliates or any Transferred Entity or (v) making statements which such Person reasonably believes to be truthful in furtherance of asserting, preserving or enforcing any rights under this Agreement or any of the Ancillary Agreements.
(d)Although the parties hereto consider the restrictions in this Section 6.19 to be reasonable and valid in temporal scope and in all other respects, if any of the restrictions in this Section 6.19 is held by a court of competent jurisdiction to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted or modified, that restriction shall apply with such deletions and/or modifications as may be necessary to make it valid and effective to the maximum extent (including for the maximum time period) as such court may judicially determine or indicate to be enforceable (and such deletions and modifications shall only apply in the jurisdiction in which such adjudication is made). The restrictions contained this Section 6.19 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.
(e)Seller acknowledges and agrees that any breach of any covenant or restriction in this Section 6.19 would cause Purchaser and/or the Transferred Entities to suffer irreparable harm and would entitle each of such Persons to an injunction restraining further or continued breach, without the necessity of posting a bond or other surety. The right to an injunction shall be cumulative and in addition to, and not in lieu of, other remedies to which the damaged party may show itself justly entitled. Seller further acknowledges and agrees, notwithstanding the foregoing, the Restricted Period shall be tolled, and shall not run, during any period of violation of this Section 6.19, and shall be extended by the number of days in such period of violation.
(f)Seller acknowledges and agrees that the restrictions in this Section 6.19: (i) are reasonable, fair, just and equitable and are necessary to protect Purchaser’s investment in the Transferred Entities; (ii) shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought; and (iii) form part of the basis upon which Purchaser has agreed to enter into this Agreement and are an essential premise of the bargain reflected in this Agreement.
Article VII

EMPLOYEE MATTERS COVENANTS
Section 7.1Transfers of India Employees.
(a)As soon as reasonably practicable following the Closing, Purchaser shall establish EOR India and complete all regulatory requirements necessary to enable lawful employment of the Business Employees located in India (the “India Business Employees”) with

EOR India. Promptly following the establishment of EOR India, Purchaser shall deliver written notice to Seller confirming such establishment (the “EOR Establishment Notice”), together with a form of tri-partite agreement (the “Form Tri-Partite Agreement”). Seller shall use commercially reasonable efforts to deliver to Purchaser, as promptly as practicable following Seller’s receipt of the EOR Establishment Notice, executed tri-partite agreements among Seller (or the Indian Seller Entity, as applicable), EOR India and the India Business Employees (each, a “Tri-Partite Agreement”), each in form and manner substantially consistent with the Form Tri-Partite Agreement, pursuant to which each such India Business Employee shall (i) terminate his or her employment with the Indian Seller Entity and (ii) commence employment with EOR India, in each case on terms and conditions complying with applicable Law, containing terms no less favorable than those provided under the applicable India Business Employee’s employment arrangements with the Indian Seller Entity and recognizing continuity of employment of each India Business Employee for all statutory purposes, including earned leave and leave encashment, statutory notice or retrenchment benefit (including the contribution to worker reskilling fund) as may be applicable to the concerned Indian Business Employee, gratuity, maternity benefits, statutory bonus and other service-linked statutory entitlements.
(b)Seller shall, and shall cause the Indian Seller Entity and its Affiliates to, reasonably cooperate with and assist Purchaser and EOR India in connection with execution of the Tri-Partite Agreements and the transition of the India Business Employees to EOR India, including by taking those actions reasonably necessary to evidence the cessation of employment or service of each India Business Employee with the Indian Seller Entity upon the execution of the applicable Tri-Partite Agreement.
(c)Seller shall cause the Indian Seller Entity, immediately prior to the effective date of resignation or termination of employment of each India Business Employee pursuant to the applicable Tri-Partite Agreement, to pay in full all amounts that are purely non-statutory and contractual in nature owed and payable as of the date of cessation of employment under the terms of employment of the relevant India Business Employee with the Indian Seller Entity (collectively, the “Excluded India Personnel Transition Costs”).
(d)Notwithstanding anything to the contrary in the Agreement, Purchaser agrees that for the purposes of the statutory employment benefits (including leave encashment, statutory notice or retrenchment benefit) and social security benefits under applicable Law, and India Gratuity Liability, the service of India Business Employees shall be treated as continuous and shall not be broken by the termination of employment with the Indian Seller Entity and subsequent commencement of employment with EOR India pursuant to the Tri-Partite Agreements. Purchaser shall assume all Liabilities towards earned leave and leave encashment, provident fund, employee state insurance, statutory notice or retrenchment benefit (including the contribution to worker reskilling fund) as may be applicable to the concerned Indian Business Employee, gratuity, maternity benefits, statutory bonus and other service-linked statutory entitlements attributable to the past service of India Business Employees who are parties to a Tri-Partite Agreement, on account of Purchaser’s recognition of continuity of employment of each India Business Employee for all statutory purposes. For avoidance of doubt, it is hereby clarified that in the event of any future termination or retrenchment of an India Business Employee by

EOR India, any notice pay, retrenchment compensation or similar statutory payments and contributions shall be calculated taking into account the total continuous service of such India Business Employee, including past service with the Indian Seller Entity.
(e)Purchaser shall cause EOR India to reasonably: (i) cooperate with Seller and the Indian Seller Entity in communicating with India Business Employees regarding the transition and the Tri-Partite Agreements; and (ii) use commercially reasonable efforts to expedite the establishment of EOR India and completion of all regulatory requirements to enable lawful employment of India Business Employees.
Section 7.2Terms and Conditions of Employment. With respect to each Transferred Entity Employee who continues to be or becomes employed by Purchaser or any of its Affiliates following the Closing, Purchaser shall, or shall cause the applicable Transferred Entity or other Affiliate of Purchaser to, provide such Transferred Entity Employee, for the period commencing on the Closing Date and ending on the first (1st) anniversary thereof (or, if earlier, the date such Transferred Entity Employee’s employment terminates), with: (a) wage rates or base salary, as applicable, that are no less favorable than those in effect for such Transferred Entity Employee immediately prior to the Closing, (b) total target incentive compensation opportunities that are, in the aggregate, no less favorable than the target incentive compensation opportunities as in effect for such Transferred Entity Employee immediately prior to the Closing; provided, however, that Purchaser and its Affiliates may, in lieu of granting equity awards to any Transferred Entity Employee grant such Transferred Entity Employee cash or other awards, (c) solely with respect to Transferred Entity Employees located outside of the United States, severance benefits as set forth in the applicable employment or severance agreement with such employee as in effect as of the date hereof or, if no such agreement exists, in an amount and upon and under terms, conditions and provisions that are at least as favorable to such Transferred Entity Employee as the statutory severance benefits provided by any Transferred Entity, Seller or any applicable Affiliate of Seller to such Transferred Entity Employee immediately prior to the Closing and (d) employee benefits that are, in the aggregate, substantially comparable to those in effect for such Transferred Entity Employee immediately prior to the Closing, whether provided pursuant to a Seller Benefit Plan or a Transferred Entity Benefit Plan, excluding, in each case, any equity compensation, other incentive compensation, defined benefit pension plans, and with respect to Transferred Entity Employees within the United States, severance benefits; provided, however, that Purchaser and its Affiliates may modify compensation, benefits or other terms and conditions of employment of any Transferred Entity Employee in the event of such Transferred Entity Employee’s poor performance, intentional misconduct or material policy violations; provided, further, that nothing in this Agreement shall require Purchaser or any of its Affiliates to continue the employment of any Transferred Entity Employee for any specific period following the Closing; provided, further, that Seller shall or shall cause one of its Affiliates to provide to Purchaser information with respect to each Benefit Plan that Seller determines is necessary to enable Purchaser to satisfy its requirements under this Section 7.2. Notwithstanding anything to the contrary in this Agreement, as of the Closing, Purchaser shall, or shall cause the Transferred Entities or its other Affiliates to, as applicable, to assume and honor each Contract with, and each obligation to, a Transferred Entity Employee outside of the United States in accordance with its terms.

Section 7.3Service Credit. As of and after the Closing, with respect to each Transferred Entity Employee who continues to be employed by Purchaser or any of its Affiliates following the Closing, Purchaser shall, or shall cause the applicable Transferred Entity or other Affiliate of Purchaser to, give such Transferred Entity Employee full credit for all purposes, including vesting, eligibility to participate and benefit accrual (including for purposes of determining severance benefits and the number of vacation days and other paid time off to which such Transferred Entity Employee is entitled) under: (a) any Transferred Entity Benefit Plans, (b) each other employee benefit or compensation plan, policy, program, agreement or arrangement, and (c) any other service-based or seniority-based entitlement, in each case, maintained or made available for the benefit of such Transferred Entity Employee as of or after the Closing by Purchaser or any of its Affiliates, for such Transferred Entity Employee’s service prior to the Closing with Seller and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided that such credit shall not be given (i) to the extent that it would result in a duplication of benefits for the same period of service or (ii) with respect to any equity compensation, other incentive compensation, and defined benefit pension plans.
Section 7.4Health and Welfare Coverages. As of and after the Closing, to the extent that any Transferred Entity Employee who continues to be employed by Purchaser or any of its Affiliates following the Closing (and his or her eligible dependents) becomes eligible to participate in a health or welfare plan or plans of Purchaser or its Affiliates, Purchaser shall ensure that such plans: (a) comply with the provisions of Section 7.2, (b) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Entity Employee or dependent (other than any limitation already in effect under the corresponding Seller Benefit Plan or Transferred Entity Benefit Plan) or on the basis of any other exclusion, actively-at-work requirement or waiting period not in effect under the applicable Seller Benefit Plan or Transferred Entity Benefit Plan, and (c) use commercially reasonable efforts to provide such Transferred Entity Employee full credit, for the first year of eligibility, for any deductible, co-payment, co-insurance and out-of-pocket expenses already incurred by the Transferred Entity Employee under the applicable Seller Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment, co-insurance and maximum out-of-pocket expense provisions, as applicable, of such Purchaser or Affiliate plans.
Section 7.5401(k) Plan Accounts. With respect to each Transferred Entity Employee who, as of immediately prior to the Closing, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is a Seller Benefit Plan (a “Seller DC Plan”), Purchaser shall (or shall cause one of its Affiliates to): (a) effective as of the Closing or as soon thereafter as administratively feasible, cover such Transferred Entity Employee, with no waiting period, under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Purchaser or one of its Affiliates (a “Purchaser DC Plan”), and (b) as soon as reasonably practicable following the Closing Date, Seller and Purchaser shall take actions as may be necessary to effectuate a spin-off and transfer of the 401(k) account balances of Transferred Entity Employee, in accordance with Section 414(l) of the Code, from a Seller DC Plan to a Purchaser DC Plan.

Section 7.6Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VII, Seller or its applicable Affiliates (other than the Transferred Entities) shall retain the sponsorship of, and all assets and Liabilities of, any Seller Benefit Plan, including with respect to any claims incurred prior to the Closing. As of the Closing Date, the Transferred Entity Employees and their eligible dependents will cease active participation in each of the Seller Benefit Plans. As of the Business Day prior to the Closing Date, but contingent on the Closing, Seller and its Affiliates shall use commercially reasonable efforts to amend the Seller Benefit Plans to remove all Transferred Entities as participating employers in such Seller Benefit Plans. For the avoidance of doubt, from and after the Closing, Purchaser and its Affiliates shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all assets, Liabilities, Contracts and other obligations maintained, entered into, with respect to, in connection with or at any time arising under, the Transferred Entity Benefit Plans.
Section 7.7COBRA. With respect to Transferred Entity Employees who participate in Seller Benefit Plans providing medical, dental or vision benefits as of the Closing Date (collectively, the “COBRA Participants”), Seller and its Affiliates shall treat the consummation of the transactions contemplated hereby as a “qualifying event” for purposes of Section 6 of Subtitle B of Title I of ERISA (“COBRA”) such that COBRA Participants shall be provided with continuation coverage required under COBRA in connection with a “qualifying event” (“Continuation Coverage”); provided, however that Purchaser shall establish its own health and welfare benefit plans for the benefit of Transferred Entity Employees by no later than the date that is six (6) months following the Closing Date. Purchaser shall reimburse Seller and its Affiliates for the following costs incurred by Seller and its Affiliates in connection with the provision of Continuation Coverage pursuant to this Section 7.7 with respect to each COBRA Participant who timely elects Continuation Coverage: (i) the portion of monthly premiums paid or reimbursed by Seller or its Affiliates at the rate of any Seller Benefit Plan premiums that Seller and its Affiliates pay in the ordinary course of business for similarly situated active employees of the Seller and (ii) the incremental administrative costs for Seller providing such Continuation Coverage, to be paid monthly by Purchaser within five (5) Business Days following Purchaser’s receipt of an invoice from Seller reflecting such amount. For the avoidance of doubt, Seller shall be responsible for providing Continuation Coverage with respect to any employee who experiences a “qualifying event” prior to the Closing.
Section 7.8WARN Act. Purchaser and its Affiliates shall be solely responsible for any Liabilities arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”) for any actions taken by Purchaser or any of its Affiliates (including the Transferred Entities) upon or after the Closing. Prior to the date of the Agreement, Seller or an Affiliate shall provide to Purchaser with a list of Business Employees whose employment was terminated by a Transferred Entity in the ninety-one (91) day period to the Closing Date. For a period of ninety (90) days after the Closing Date, Purchaser and its Affiliates shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Purchaser or its Affiliates which, if aggregated with any conduct on the part of Seller or its Affiliates, would trigger notice obligations or Liabilities under the WARN Act.

Section 7.9Labor Obligations. Notwithstanding anything to the contrary in this Agreement, as of the Closing, Purchaser shall, or shall cause the Transferred Entities or its other Affiliates to, as applicable, to assume and honor each Contract with, and each obligation to, any works council, trade union, or other similar representative of any Business Employees, in each case in accordance with its terms to the extent applicable to Transferred Entity Employees. Prior to Closing, Purchaser shall, and shall cause its Affiliates, to cooperate and timely provide any information reasonably requested by Seller or its Affiliates in order to comply with any information, notice or consultation obligations to labor unions, works councils or other employee representative bodies in connection with the transactions contemplated by this Agreement.
Section 7.10Immigration. Purchaser and Seller shall take all commercially reasonable actions necessary to allow a Transferred Entity to employ those Business Employees set forth on Schedule 7.10 of this Agreement who are working in the United States in non-immigrant status or for whom there are pending or approved Applications for Permanent Employment Certification and/or I-140 petitions as of the Closing (collectively, the “Non-Resident Employees”), under terms and conditions such that such Transferred Entity, as applicable, qualifies as a “successor employer” under applicable United States immigration Laws effective as of the Closing. As of the Closing, Purchaser agrees to assume all immigration-related liabilities and responsibilities with respect to such Non-Resident Employees arising after the Closing or as a result of any act or omission of Purchaser or its Affiliates.
Section 7.11Removal and Appointment of Officers, Directors and Managers. Schedule 7.11 sets forth, for each applicable Transferred Entity, the names and titles of all Persons who are required to resign or be removed or replaced at or following the Closing and, where applicable, the corresponding replacement designees nominated by Purchaser. Seller shall fully and promptly cooperate with Purchaser and provide all assistance, documents, signatures, filings, resignations, certifications and other instruments reasonably requested by Purchaser to effect, as soon as practicable following the Closing, the removal, resignation or appointment, as applicable, of the directors, officers, managers, authorized signatories and other similar functionaries of each Transferred Entity identified on Schedule 7.11 of this Agreement. Purchaser shall bear all reasonable out-of-pocket fees, costs and expenses incurred in connection with the foregoing, including filing fees, notarial fees, legalization or apostille costs and local counsel or service provider fees, whether incurred before or after the Closing.
Section 7.12No Third-Party Beneficiaries. Without limiting the generality of Section 10.5, nothing in this Agreement is intended to or shall: (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) subject to complying with this Article VII, prevent Purchaser or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Entity Employee (subject to Section 7.2 and Section 7.8), or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.
Article VIII

TAX MATTERS
Section 8.1Tax Returns.
(a)Seller shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Seller Consolidated Returns.
(b)Purchaser shall prepare (or cause to be prepared) all Tax Returns (other than Seller Consolidated Returns) of the Transferred Entities required to be filed after the Closing Date for any Pre-Closing Tax Period. Except to the extent otherwise required by applicable Law, such Tax Returns shall be prepared on a basis consistent with (i) this Article VIII and (ii) past practice. With respect to any such Tax Return for Income Taxes included in the determination of the Purchase Price (and any adjustment thereto) pursuant to Article II, not later than thirty (30) days or such other date as is reasonably practicable prior to the due date (including any applicable extension period) for filing any such Tax Return, Purchaser shall deliver a draft of such Tax Return to Seller for its review and comment and Purchaser will cause such Tax Return (as revised to incorporate Seller’s timely reasonable comments) to be timely filed and will provide a copy thereof to Seller.
Section 8.2Cooperation. Each of Purchaser and Seller shall (and shall cause its Affiliates to) cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other proceeding, in each case, with respect to Taxes of or with respect to any Transferred Entity or the Business for any taxable periods (or portions of any Straddle Periods) ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 8.3Other Tax Covenants. To the maximum extent permitted by applicable Law at a “more likely than not” or higher level of comfort, any and all Transaction Tax Deductions shall be treated for Tax purposes as arising in a Pre-Closing Tax Period.
Section 8.4Transfer Taxes. Purchaser shall be responsible for one-half, and Seller shall be responsible for the other half, of all transfer, documentary, value added, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement or any other Ancillary Agreement (“Transfer Taxes”). Any Tax Returns required to be filed in connection with such Transfer Taxes shall be prepared by the party hereto primarily responsible under applicable Law for the filing of any such Tax Return. The parties hereto shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 8.5Refunds. The first fifty thousand dollars ($50,000) of any refunds of Taxes (whether in the form of cash received or a credit or offset actually realized against Taxes otherwise payable) of any Transferred Entity for any Pre-Closing Tax Period (including the portion of any Straddle Period that ends on the Closing Date) received after the Closing Date from a Governmental Entity which (x) is not Seller Consolidated Group Taxes and (y) was not taken into account in connection with the calculation of the Purchase Price (such amounts collectively the “Pre-Closing Tax Refunds”) shall be remitted to Seller within ten (10) Business Days after the receipt of any such Pre-Closing Tax Refund (or, if any such Pre-Closing Tax Refund is in the form of a credit or offset against Taxes otherwise payable, within ten (10) Business Days after the filing of the final Tax Return claiming such credit or offset), net of any reasonable out-of-pocket expenses incurred by Purchaser in procuring or delivering such Pre-Closing Tax Refund and, in connection therewith and at Seller’s expense, Purchaser shall (and shall cause its Affiliates to) use commercially reasonable efforts to apply for or otherwise receive the amount of any such refunds or credits as soon as commercially reasonable. Notwithstanding any of the foregoing in this Section 8.5, Seller shall not be entitled to any Pre-Closing Income Tax Refund (i) arising as a result of the carryback of a Tax attribute from a taxable period (or portion thereof) that begins after the Closing Date, (ii) required to be paid to any third party pursuant to any contractual obligation of any Transferred Entity entered into by such Transferred Entity prior to the Closing, (iii) received after the third anniversary of the Closing Date, or (iv) that is the subject of a pending or threatened audit, action, examination or other proceeding by a Governmental Entity until such audit, action, examination, or other proceeding has been fully concluded. If the amount of any such Pre-Closing Income Tax Refund is subsequently determined by any Governmental Entity to be less than the amount remitted by Purchaser pursuant to this Section 8.5, Seller shall promptly pay to Purchaser the amount of any such disallowed Pre-Closing Tax Refund (including any interest or penalties in respect of such disallowed amount owed to any Governmental Entity) within ten (10) Business Days of receiving notice from Purchaser of such reduction (which notice shall provide reasonable documentation substantiating any such reduction). For the avoidance of doubt, the amount of any refunds for Seller Consolidated Group Taxes shall be treated in a manner consistent with the provisions of Section 6.12 (without regard to the time limitation set forth therein).
Section 8.6Tax Treatment.
(a)The Parties intend that, for U.S. federal and applicable state and local income Tax purposes, the transactions contemplated by this Agreement and the Restructuring Agreement (and the related pre-Closing reorganization steps) shall be treated in accordance with Section 8(h) of the Restructuring Agreement and in accordance with this Section 8.6(a) (collectively, the “Intended Tax Treatment”):
(i)the conversion of Hollywood Software, Inc. into Hollywood Software, LLC pursuant to the Pre-Closing Restructuring shall be treated as a complete liquidation of Hollywood Software, Inc. into Seller prior to the Closing Date governed by Section 332 of the Code (A) in connection with which no gain or loss is recognized by Hollywood Software, Inc. under Section 337 of the Code, (B) in connection with which Section 334(b) and Section 381 of the Code apply to the basis and Tax attributes of the assets and liabilities deemed transferred in connection therewith, and (C) following such conversion, Hollywood Software LLC shall be treated as disregarded as an entity separate from Seller;
(ii)because each of the Company and Hollywood Software, LLC is treated as disregarded as an entity separate from Seller (after giving effect to the Pre-Closing Restructuring which shall be treated as outlined in Section 8.6(a)(iii) below) prior to the Closing, other than with respect to the Equity Interests of Rentrak B.V., the sale by Seller to Purchaser of the Interests shall be treated as a taxable purchase and sale of the assets of the Company (including the assets held through Hollywood Software, LLC) by Seller to Purchaser pursuant to Section 1001 of the Code;
(iii)the acquisition of the Equity Interests of Rentrak B.V. by Purchaser shall constitute a qualified stock purchase of Rentrak B.V. within the meaning of Section 338(d)(3) of the Code, and Purchaser shall make an election under Section 338(g) of the Code with respect to Rentrak B.V. (and any corresponding election under applicable state or local Tax Law, to the extent available) and in connection with such election, “old” Rentrak B.V. shall be deemed to have sold all of its assets (including the assets of any entity disregarded as separate from Rentrak B.V. for U.S. federal income Tax purposes) at the close of Rentrak B.V.’s acquisition date, and “new” Rentrak B.V. shall be deemed to have purchased all such assets as of the beginning of the day after Rentrak B.V.’s acquisition date;
(iv)the distribution of the Distributed Receivables (as defined in Section 1(b) of the Restructuring Agreement) pursuant to Section 1(b) of the Restructuring Agreement by the Company and Hollywood Software LLC, as applicable, shall be disregarded, and from and after such distribution, (x) Seller shall continue to be treated as the owner of the Distributed Receivables, and (y) the Recipient Group (as defined in the recitals of the Transition Services Agreement) shall be treated solely as collection/remittance agent or nominee for and on behalf of Seller with respect thereto;
(v)the deemed distribution of the Deemed Distributed Receivables (as defined in Section 1(c) of the Restructuring Agreement) pursuant to Section 1(c) of the Restructuring Agreement (i) by any Subsidiaries of Rentrak BV to Rentrak BV, as applicable, shall be disregarded, (ii) by Rentrak BV to Seller (as the regarded tax owner of the Company) shall be treated as a distribution described in Section 301 of the Code, and (iii) by the Company to Seller shall be disregarded, and from and after such deemed distributions: (w) Seller shall be treated as the owner of the Deemed Distributed Receivables and (x) the Recipient Group (as defined in the recitals of the Transition Services Agreement) shall be treated solely as collection/remittance agent or nominee for and on behalf of Seller with respect thereto.
(b)Except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code, the Parties shall file all Tax Returns consistently with the Intended Tax Treatment and shall not take any position in any Tax Return, Tax audit or otherwise that is inconsistent with the Intended Tax Treatment. Purchaser and Seller shall cooperate with each other and shall provide such information as is reasonably requested to effect and support the Intended Tax Treatment, including in connection with the preparation and timely filing of Form 8023 (and any corresponding state or local forms).

(c)Except to the extent otherwise required by applicable Law, each of Seller and Purchaser shall (and shall cause its respective Affiliates to) treat any and all payments under Section 2.7 of this Agreement as an adjustment to the Purchase Price for all Tax purposes.
Section 8.7Straddle Period. In the case of any Straddle Period, the amount of any Taxes of or that are determined by reference to the Transferred Entity that are based on or measured by income, gross or net sales, payments (including payroll) or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period on or prior to the Closing Date, and the denominator of which is the number of days in such Straddle Period. The taxable year of each Subsidiary of the Company that is a “controlled foreign corporations” as defined in Section 957 of the Code shall be deemed to have ended on the Closing Date with all items of income, gain, deduction or loss determined on a “closing of the books” basis.
Section 8.8 Tax Sharing Agreements. The Transferred Entities shall terminate (or shall cause to be terminated) as of or prior to the Closing Date any Tax sharing agreements or arrangements (excluding, for the avoidance of doubt, any such agreements or arrangements solely among Transferred Entities) between the Company or any Transferred Entity, on the one hand, and any other Person (other than another Transferred Entity), on the other hand, and upon the termination thereof, the Transferred Entities shall have no further liability with respect to such agreements or arrangements.
Article IX

INDEMNIFICATION
Section 9.1Survival. The representations and warranties set forth in this Agreement or in any certificates or other documents delivered pursuant to this Agreement shall terminate at, and will not survive, the Closing, except in the case of (i) Fraud, which shall survive indefinitely, (ii) the Seller Fundamental Representations, which shall survive until the date that is 60 days after the expiration of the applicable statute of limitations, and (iii) the Purchaser Fundamental Representations, which shall survive until the date that is 60 days after the expiration of the applicable statute of limitations, such that no claim for breach of any such representation or warranty (other than Seller Fundamental Representations or Purchaser Fundamental Representations), detrimental reliance, or other right or remedy (whether in contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto, and there will be no Liability in respect thereof, whether such Liability has accrued prior to, on or after the Closing. Nothing in this Section 9.1 shall limit Purchaser’s ability to make a claim or recover under the R&W Insurance Policy or Purchaser’s or Seller’s ability to make a claim or recover in case of Fraud. Notwithstanding anything to the contrary in this Agreement, with respect to any Liability for Fraud that is covered and collectible (in whole or in part) under the R&W Insurance Policy, Purchaser shall, and shall instruct each of its Affiliates and its and their respective

Representatives, to submit such claim for coverage under the R&W Insurance Policy and utilize good faith, reasonable efforts to pursue such claim under the R&W Insurance Policy; provided, however, that nothing in this Section 9.1 shall limit Purchaser’s rights or remedies with respect to Fraud (except to the extent actually recovered under the R&W Insurance Policy) or otherwise delay Purchaser from asserting any such rights in order to preserve them; provided, further, that Purchaser shall not be required to commence or maintain litigation against the insurer. Unless otherwise expressly set forth in Article VIII, the covenants and agreements of Seller or Purchaser contained in this Agreement that contemplate performance at or after the Closing shall survive the Closing until they are fully performed in accordance with their respective terms. Any claim for indemnification for which written notice is delivered prior to the expiration of the applicable survival period shall survive until final disposition thereof. For the avoidance of doubt, nothing in this Article IX shall limit, terminate or otherwise affect the survival or duration of the indemnification obligations set forth in Section 9.2(a), Section 9.2(b), Section 9.4(a) and Section 9.4(c), which shall survive indefinitely.
Section 9.2Indemnity by Seller. From and after the Closing, and subject to this Article IX, Seller shall defend, indemnify and hold harmless any Purchaser Indemnitee from and against any and all Losses incurred by the Purchaser Indemnitee to the extent resulting from, related to or arising out of: (a) the Retained Business, (b) the Pre-Closing Restructuring, (c) any breach by Seller of any of its covenants or agreements in this Agreement or any Ancillary Agreement that contemplate performance after the Closing, (d) any breach by Seller of any Seller Fundamental Representations, (e) Seller Consolidated Group Taxes (but only to the extent not actually taken into account in the Unpaid Income Tax Amount (notwithstanding the definition thereof) or as a liability in Working Capital, in each case to reduce the Final Purchase Price), and (f) the Specific Indemnity Items. For the avoidance of doubt, Seller shall have no indemnification obligations to any Person in respect of the representations and warranties set forth in Article III or Article IV other than with respect to a claim for Fraud or a claim for breach of any Seller Fundamental Representation.
Section 9.3Specific Indemnity Items. For purposes of this Article IX, “Specific Indemnity Items” means the items listed on Schedule 9.3.
Section 9.4Indemnity by Purchaser. From and after the Closing, and subject to this Article IX, Purchaser shall defend, indemnify and hold harmless any Seller Indemnitee from and against any and all Losses incurred by the Seller Indemnitee to the extent resulting from, related to or arising out of (a) any Assumed Liabilities, (b) the India Personnel Transition Costs, (c) any Liabilities of the Transferred Entities arising out of or relating to the Business, except to the extent any such Liability is assumed or retained by, or allocated to, a member of the Seller Group pursuant to this Agreement or any Ancillary Agreement, (d) any breach by Purchaser of any of its covenants or agreements in this Agreement or any Ancillary Agreement that contemplate performance after the Closing, or (e) any breach by Purchaser of any Purchaser Fundamental Representations.

Section 9.5Limitation on Indemnity. Purchaser and Seller agree, for themselves and on behalf of the Purchaser Indemnitees and Seller Indemnitees, respectively:
(a)The amount of any and all Losses indemnifiable pursuant to Section 9.2 or Section 9.4 shall be determined net of any amounts recovered by an Indemnified Party under insurance policies or any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder. In any case where an Indemnified Party so recovers, under insurance policies or from any other collateral source, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 9.2 or Section 9.4, as applicable, not already taken into account pursuant to this Section 9.5(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of: (i) any amount previously so paid to such Indemnified Party by the Indemnifying Party in respect of such matter, and (ii) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder.
(b)Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 9.2 or otherwise under this Agreement for any Loss to the extent: (i) resulting from any action taken by Purchaser or any of its Affiliates (including the Transferred Entities) after the Closing, or (ii) resulting from any breach by Purchaser of this Agreement. No Indemnified Party shall be entitled to indemnification pursuant to Section 9.2 or Section 9.4 for any Loss to the extent that such Loss was taken into account in the Final Purchase Price as finally determined pursuant to Section 2.7.
(c)In no event shall the cumulative indemnification obligation of Seller under Section 9.2(b)-(f) exceed the Final Purchase Price.
(d)Neither the Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article IX or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.
(e)For the avoidance of doubt, nothing in this Section 9.5 shall limit, reduce or otherwise impair any right of any Purchaser Indemnitee to recover for any Fraud.
Section 9.6Notification of Claims. A Person that is entitled to be indemnified pursuant to this Article IX (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article IX, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The parties agree that: (a) notices for claims must be delivered prior to the expiration of the applicable survival period specified in Section 9.1, and (b) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period shall be expressly barred and are hereby waived; provided that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 9.6 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 9.6 notwithstanding the expiration of the applicable survival period; provided further, that nothing in this Section 9.6 shall limit Purchaser’s ability to make a claim or recover under the R&W Insurance Policy. Other than in respect of a Third Party Claim, if the Indemnifying Party does not deliver a written objection to such claim within thirty (30) days after receipt thereof, the Indemnifying Party shall be deemed to have agreed that such claim is indemnifiable hereunder, subject to the limitations set forth in this Article IX.
Section 9.7Matters Involving Third Parties. Except as otherwise set forth on Schedule 9.7:
(a)Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.6 in respect of a pending or threatened claim or demand by a third party (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by notice to the Indemnified Party delivered within thirty (30) days following the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense; provided that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 9.7(a), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim if: (i) the Third Party Claim includes any criminal charges against any Indemnified Party, (ii) the Third Party Claim involves Taxes (other than with respect to Seller Consolidated Group Taxes that are required to be economically borne by Seller pursuant to this Agreement or otherwise), any injunctive relief, equitable or other non-monetary remedy against any Indemnified Party, (iii) the Indemnified Party has reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, (iv) the named parties in any such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, (v) the Indemnifying Party has failed to actively pursue the defense of such Third Party Claim in good faith, or (vi) the Third Party Claim involves a Governmental Entity or could reasonably be expected to adversely affect any material business relationship of the Indemnified Party or any of its Affiliates. By assuming the defense of any such Third Party Claim, the Indemnifying Party shall thereby irrevocably agree to and acknowledge its obligation to indemnify the Indemnified Party with respect to any Losses resulting from such Third Party Claim pursuant to, but subject to the limitations of, Article IX. Whether or not the Indemnifying Party chooses or is permitted to defend or prosecute any Third Party Claim, the Indemnifying Party and the Indemnified Party shall reasonably and promptly cooperate in the defense or prosecution thereof.
(b)If the Indemnifying Party does not or is not entitled to assume the defense and control of any Third Party Claim pursuant to Section 9.7(a), the Indemnified Party shall be entitled to (i) assume and control such defense, and any costs and expenses associated with such defense (including reasonable attorney’s fees) shall be indemnifiable Losses hereunder, but the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense, and (ii) enter into any settlement with respect to, or otherwise deal with the Third Party Claim in any manner it reasonably may deem appropriate with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed). The parties shall, and shall cause each of their Affiliates and Representatives to, reasonably and promptly cooperate with each other in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense.
(c)So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.7(a), and without limitation of Section 6.10 or Schedule 9.7: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, delayed or conditioned; provided that the Indemnified Party shall be entitled to retain separate co-counsel at the expense of the Indemnifying Party and participate in the defense of the Third Party Claim if: (A) so requested by the Indemnifying Party to participate, or (B) on advice of outside counsel to the Indemnified Party, a conflict exists on a material issue between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable.
Section 9.8Exclusive Remedy. Subject to Section 2.5, Section 2.6, Section 2.7 and Section 10.11, the parties hereby agree that, following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this Article IX; provided that, regardless of anything to the contrary in this Agreement, the sole and exclusive remedy of Purchaser and its Affiliates against the Seller, its Affiliates and their respective Representatives in respect of any breach of Article III or Article IV shall be the R&W Insurance Policy; provided, further, that nothing in this Section 9.8 shall operate to interfere with, limit or impede: (a) a party’s right to obtain equitable remedies (including specific performance or injunctive relief) with respect to this Agreement and any Ancillary Agreement, or (b) remedies the parties may have with respect to, as a result of or attributable to Fraud on the part of any Person .
Section 9.9Satisfaction of Claims.
(a)Once a Loss is irrevocably agreed to in writing by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Any Losses arising from the matters described on part (a) and part (b) of Schedule 9.3 that are payable to a Purchaser Indemnitee pursuant to this Article IX shall be satisfied: (i) from the Indemnification Escrow Account; and (ii) to the extent the amount of such Losses exceeds the amounts available in the Indemnification Escrow Account, from Seller directly or pursuant to setoff in accordance with Section 9.9(b). Any other Losses payable to a Purchaser Indemnitee pursuant to this Article IX shall be satisfied by Seller directly or pursuant to setoff in accordance with Section 9.9(b).
(b)Seller agrees and acknowledges that Purchaser shall be entitled to recover any amounts finally determined by the agreement of Seller and Purchaser or by a final, non-appealable order of a court of competent jurisdiction to be due to any Purchaser Indemnitee under this Article IX, including any Losses in respect of any Specific Indemnity Item (and, in the case of any Loss arising from the matter described on part (a) and part (b) of Schedule 9.3, to the extent the amount of such Losses exceeds the amounts available in the Indemnification Escrow Account), by means of setoff, in good faith, against any amount otherwise payable by Purchaser or any of its Affiliates to Seller or any of its Affiliates under this Agreement, any Ancillary Agreement or any other agreement entered into in connection herewith. The exercise of such right of setoff by Purchaser in accordance with the terms of this Section 9.9(b), shall not constitute a breach of or default under this Agreement, any Ancillary Agreement or any other agreement entered into in connection herewith; provided that if such setoff is ultimately determined to have been taken in error, Purchaser shall promptly pay the applicable amount to Seller.
Section 9.10Tax Treatment of Payments. Except to the extent otherwise required by applicable Law (including pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law)), each of Seller and Purchaser shall (and shall cause its respective Affiliates to) treat any and all payments under this Article IX as an adjustment to the Purchase Price for Tax purposes, it being understood that where such payments relate to a Transferred Entity, such adjustment shall apply to the portion of the Final Purchase Price that is allocated to such Transferred Entity pursuant to Section 2.8.
Section 9.11Indemnification Escrow.
(a)At the Closing, Purchaser shall deposit (or cause to be deposited) $2,500,000 (the “Indemnification Escrow Amount”) with the Escrow Agent into a segregated escrow account (the “Indemnification Escrow Account”) established and maintained pursuant to the Escrow Agreement, which shall serve as partial security for Seller’s indemnification obligations to the Purchaser Indemnitees under Section 9.2. The Indemnification Escrow Amount shall be funded from the Purchase Price otherwise payable to Seller at the Closing. For the avoidance of doubt, the Indemnification Escrow Amount shall not constitute, and shall not be deemed to constitute, a cap on or limitation of Seller’s indemnification obligations.
(b)In the event that a Purchaser Indemnitee becomes entitled to indemnification under Section 9.2 prior to the Indemnification Escrow Release Date (as defined in Schedule 9.11(c)), Purchaser and Seller shall promptly execute and deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release from the Indemnification Escrow Account to such Purchaser Indemnitee an amount equal to such Losses, up to the then-remaining balance of the Indemnification Escrow Account. Any dispute regarding whether or the extent to which a Purchaser Indemnitee is entitled to indemnification from the Indemnification Escrow Account shall be resolved in accordance with the provisions of this Article IX and the Escrow Agreement.
(c)The amounts in the Indemnification Escrow Account shall be released as set forth in Schedule 9.11(c), and Seller and Purchaser agree to execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such amounts in accordance with Schedule 9.11(c).
Article X

GENERAL PROVISIONS
Section 10.1Interpretation.
(a)The parties hereto acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, are or are not in the Ordinary Course of Business or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party or other Person shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule is or is not material, are or are not in the Ordinary Course of Business, or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement or otherwise.
(b)For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated, (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” need not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; x) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date), (ix) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, (x) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement, (xi) any reference to “days” shall mean calendar days unless Business Days are expressly specified, (xii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day, (xiii) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number, and (xiv) any document or item will be deemed “delivered,” “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is: (A) included in the “Project Star” electronic data room (the “Data Room”), or (B) actually delivered or provided to Purchaser or any of Purchaser’s Representatives (including by email). If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.
(c)Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Law or any Contract.
Section 10.2Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 10.3Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a)This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably: (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 10.7.
(b)EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 10.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 10.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.4Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.
Section 10.5No Third-Party Beneficiaries. Except for Section 6.8 (Insurance), Section 6.9 (D&O Indemnity), Section 6.16 (Release), Section 6.18 (R&W Insurance) and Article IX (Indemnification), but only to the extent, and solely with respect to the Persons, expressly specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.6Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in this Agreement; provided that, if the Closing occurs, any Transaction Expenses of Seller or the Seller Group to the extent included in Transaction Expenses or Closing Indebtedness pursuant to this Agreement shall be borne in accordance with the applicable purchase price adjustment provisions of this Agreement.
Section 10.7Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):
(a)If to Seller:
Comscore, Inc.
11950 Democracy Drive, Suite 600
Reston, VA 20190
Attention: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3900
Dallas, TX 75201
Attention: [***]
E-mail: [***]

(b)If to Purchaser:
Flix Buyer Inc.
c/o Advaya Capital
600 Montgomery Street
San Francisco, CA 94111
Attention: [***]
E-mail: [***]
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
600 Montgomery Street
San Francisco, CA 94111
Attention: [***]
Email:    [***]

And to:

MP Law LLP
730 2nd Street, Unit 14130
Santa Rosa, CA 95404
Attention: [***]
Email:    [***]
Section 10.8Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that: (a) Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Seller, but any such transfer or assignment will not relieve Seller of any of its obligations hereunder, and (b) Purchaser may transfer or assign, in whole or from time to time in part, its rights under this Agreement to one or more of its Affiliates (provided, that if as a result of such assignment or transfer there is any increased amount of withholding Tax, Purchaser shall hold Seller harmless to the extent such increased withholding Tax results from such assignment or transfer (and not from any change in applicable Law, any change in the Tax status of Seller to the extent such increased withholding Tax results from such change in the Tax status of Seller, or any other circumstance not attributable to Purchaser or such assignee)) but any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder; provided, further, that Purchaser may assign this Agreement, in whole or in part, without Seller’s consent, to any lender or financing source as collateral security in connection with the financing of the transactions contemplated hereby, and no such assignment shall relieve Purchaser of any of its obligations hereunder.
Section 10.9Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.10Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 10.11Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement.
Section 10.12Privilege. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing,

Vinson & Elkins L.L.P. (“Seller Group’s Counsel”) may serve as counsel to the Seller Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Seller Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing): (a) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Seller Group or any of their Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Seller Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing), also further agrees that, as to all communications to or from Seller Group’s internal or outside legal counsel, on the one hand, and any or all of the Transferred Entities, the Seller Group or their Affiliates and their respective Representatives, on the other hand, that relate primarily to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Without limitation of the foregoing, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may access, use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Seller Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Group’s internal or outside legal counsel to such third party; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed if waiver is reasonably necessary to defend or pursue such third-party claim and Purchaser has first provided Seller reasonable advance notice and an opportunity to preserve such privilege through alternative arrangements, it being understood that if Seller does not provide such alternative arrangements within a reasonable period after receipt of such notice, Purchaser or the applicable Transferred Entity may effect such waiver solely to the extent reasonably necessary to defend or pursue such third-party claim. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 10.12. Seller Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 10.12, and may enforce the same. This Section 10.12 will survive the Closing and will remain in effect indefinitely; provided that nothing in this Section 10.12 shall restrict Purchaser or any Transferred Entity from accessing, using or relying upon communications or materials: (i) included in the books and records of the Transferred Entities that do not relate primarily to the negotiation, execution or performance of this Agreement, any Ancillary Agreement or the transactions contemplated hereby, (ii) as to which the privilege is waived by Seller or otherwise unavailable under applicable Law, or (iii) that relate primarily to the operation of the Business or the Transferred Entities and not primarily to the negotiation, execution, performance or subject matter of this Agreement, any Ancillary Agreement or the transactions contemplated hereby.
Section 10.13Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.
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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
SELLER:

COMSCORE, INC.

By:    /s/ Mary Margaret Curry
Name:    Mary Margaret Curry
Title:    Chief Financial Officer and Treasurer

Signature Page to
Equity Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.
PURCHASER:

FLIX BUYER INC.

By:    /s/ Rishi Jain
Name:    Rishi Jain
Title:    CFO
Signature Page to
Equity Purchase Agreement

Omitted Schedules

Schedule I:	Transferred Entities
Schedule 1.1(a):	Transferred Entity Cash
Schedule 1.1(b):	Knowledge of Purchaser
Schedule 1.1(c):	Knowledge of Seller
Schedule 1.1(d):	Permitted Liens
Schedule 1.1(e):	Shared Contracts
Schedule 1.1(f):	Working Capital
Schedule 1.1(g):	Comscore A/R
Schedule 1.1(h):	Excluded A/R
Schedule 2.3(c)(x):	Payoff Letters
Schedule 2.8:	Purchase Price Allocation Methodology
Schedule 6.7:	Terminated Contracts
Schedule 6.9:	Indemnity Agreements
Schedule 6.17:	Seller Group Guarantees
Schedule 7.10:	Non-Resident Employees
Schedule 7.11:	Officers, Directors and Managers
Schedule 9.3:	Specific Indemnity Items
Schedule 9.7:	Matters Involving Third Parties
Schedule 9.11(c):	Indemnification Escrow Release

Omitted Exhibits

Exhibit A:	Restructuring Agreement
Exhibit B:	Form of Intellectual Property Cross License Agreement
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Escrow Agreement
Exhibit E:	Form of India Transition Services Agreement